Exhibit 10.1

Execution Version

Senior Subordinated Credit Agreement
dated as of November 3, 2016,
by and among
QUADRANT 4 SYSTEM CORPORATION, as Borrower
BIP LENDER, LLC, as Collateral Agent
and
BIP QUADRANT 4 DEBT FUND I, LLC, as Lender

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Section 11.20	Time is of the Essence	73
Section 11.21	Confidentiality	73
Section 11.22	Further Assurances	74

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SENIOR SUBORDINATED CREDIT AGREEMENT
This Senior Subordinated Credit Agreement is entered into as of November 3, 2016, by and among QUADRANT 4 SYSTEM CORPORATION, an Illinois corporation (“Borrower”), BIP LENDER, LLC, a Delaware limited liability company (“Collateral Agent”) and BIP QUADRANT 4 DEBT FUND I, LLC, a Delaware limited liability company (“Lender” and together with the other lenders from time to time party hereto, collectively the “Lenders”).  All capitalized terms used herein without definition shall have the meanings ascribed thereto in Section 1.1.
PRELIMINARY STATEMENT
A.          Borrower has requested, and Lender has agreed to extend, a term loan on the terms and conditions of this Agreement.
B.          Borrower wishes to sell to Lender a warrant to purchase 3,000,000 shares of common stock of Borrower substantially in the form of Exhibit A attached hereto (the “BIP Warrant”) on the terms and conditions set forth therein and in this Agreement.
NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.          DEFINITIONS; INTERPRETATION.
Section 1.1          Definitions.  The following terms when used herein shall have the following meanings:
“Acquired Business” means the entity or assets acquired by the Borrower or a Wholly-owned Subsidiary in an Acquisition, whether before or after the date hereof.
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the equity securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person.
“Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person.  A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

“Agama Acquisition” means the Acquisition by Stratitude of all or substantially all of the assets of Agama Solutions Inc. pursuant to the terms and conditions of the Agama Purchase Agreement.
“Agama Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, by and among Stratitude, as purchaser, and Agama Solutions Inc., as seller.
“Agama Purchase Documents” means, collectively, (a) the Agama Purchase Agreement and (b) all other agreements, instruments and documents executed and delivered in connection therewith.
“Agreement” means this Senior Subordinated Credit Agreement, as the same may be amended, restated, supplemented, or otherwise modified from time to time pursuant to the terms hereof.
“Authorized Representative” means those persons shown on the list of officers provided by Borrower pursuant to Section 4.1 or on any update of any such list provided by Borrower to Collateral Agent, or any further or different officers of Borrower so named by any Authorized Representative of Borrower in a written notice to Collateral Agent.
“BIP Warrant” has the meaning set forth in the Preliminary Statement, as the same may be amended, supplemented or modified from time to time.
“Borrower” is defined in the introductory paragraph of this Agreement.
“Brainchild Earn-Out” means the “Earn Out” payable to the Brainchild Seller pursuant to Section 1.2.3 of the Brainchild Purchase Agreement.
“Brainchild Put Right” means the put right payable to the Brainchild Seller pursuant to Section 1.2.2 of the Brainchild Purchase Agreement.
“Brainchild Purchase Agreement” means that certain Stock Purchase Agreement, by and between Borrower and Brainchild Seller, dated as of January 1, 2015.
“Brainchild Seller” means Jeffrey Cameron and Beverly Cameron, former stockholders of Brainchild Corporation.
“Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Atlanta, GA.
“California Acquisition” means the Acquisition by Borrower of all or substantially all of the capital stock of Stratitude Inc. pursuant to the terms and conditions of the California Purchase Agreement (it being understood that Stratitude will be consummating the Agama Acquisition immediately prior to the California Acquisition).
“California Acquisition Subordination Agreement” means that certain Subordination Agreement dated as of the date hereof by and among Borrower, Collateral Agent and the California Purchase Agreement Seller.

“California Purchase Agreement” means that certain Stock Purchase Agreement, dated as of the date hereof, by and among Borrower, Stratitude Inc., a California corporation, and the California Purchase Agreement Seller.
 “California Purchase Agreement Earn-Out” means the “Earnout Consideration” payable to the California Purchase Agreement Seller pursuant to Section 1.5 and Exhibit B of the California Purchase Agreement.
“California Purchase Agreement Seller” means, individually and collectively, the shareholders listed on Exhibit A to the California Purchase Agreement.
“California Purchase Documents” means, collectively, (a) the California Purchase Agreement and (b) all other agreements, instruments and documents executed and delivered in connection therewith.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP but excluding (a) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) expenditures to the extent such expenditures constitute a reinvestment of proceeds from a Disposition to the extent permitted under this Agreement, and (c) expenditures acquired in connection with a Permitted Acquisition to the extent that there is no cash outlay other than the purchase price that was paid and such expenditures were not created in connection with, or in anticipation of, such Permitted Acquisition.
“Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
“Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., and any future amendments.
“Change of Control” means any of (a) the acquisition by any “person” or “group” (as such terms are used in sections 13(d) and 14(d) of the  Exchange Act) at any time of beneficial ownership of 20% or more of the outstanding capital stock or other equity interests of Borrower on a fully diluted basis, (b) the failure of individuals who are members of the board of directors (or similar governing body) of Borrower on the Closing Date (together with any new or replacement directors whose initial nomination for election was approved by a majority of the directors who were either directors on the Closing Date or previously so approved) to constitute a majority of the board of directors (or similar governing body) of Borrower, (c) any “Change of Control” (or words of like import), as defined in any agreement or indenture relating to any issue of Indebtedness for Borrowed Money of Borrower or any Subsidiary shall occur, including, without limitation, the Senior Debt, (d) a sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other disposition of more than 30% of the assets of Borrower and its Subsidiaries, taken as a whole, whether in one or a series of related transactions (excluding normal inventory sales and financing arrangements associated with inventory or receivables), (e) Borrower ceases to own and control 100% of the capital stock of each Guarantor, (f) approval by the board of directors (or equivalent governing body) of Borrower or any Subsidiary of a liquidation or dissolution of Borrower or such Subsidiary other than, as it relates to any such Subsidiary, the liquidation or dissolution of such Subsidiary shall not be deemed a Change of Control if the assets of such Subsidiary are transferred to Borrower or another Guarantor prior to, or concurrently with, such dissolution or liquidation or (g) a transaction or series of transaction with a controlling stockholder or other affiliated person(s) or third parties that terminates Borrower’s public company status and related reporting obligations under the Exchange Act (for the avoidance of doubt, any event, circumstance or change that results in Borrower’s cessation of reporting under the Exchange Act without also terminating Borrower’s public company status shall not be deemed a Change of Control).
“Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 4.1 shall be satisfied or waived in a manner acceptable to Lender in its discretion.
“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
“Collateral” means all properties, rights, interests, and privileges from time to time subject to the Liens granted to Lender, or any security trustee therefor, by the Collateral Documents.
“Collateral Documents” means the Mortgages, the Security Agreement, the Pledge Agreements, and all other mortgages, deeds of trust, security agreements, pledge agreements, assignments, control agreements, financing statements and other documents as shall from time to time secure or relate to the Obligations or any part thereof.
“Commercial Software” means packaged commercially available software programs generally available to the public which have been licensed to Borrower or any Subsidiary pursuant to an end user license.
“Constituent Documents” is defined in the Security Agreement.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.
“Credit Event” means the advancing of the Term Loan.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
“DialedIn Earn-Out” means the “General Revenue Earnout” (as defined in the DialedIn Merger Agreement) and the “HP Earnout” (as defined in the DialedIn Merger Agreement) payable to the Shareholders (as defined in the DialedIn Merger Agreement) pursuant to Section 2.4(ii) and (iii) of the DialedIn Merger Agreement.
“DialedIn EO Recipients” means Shareholders and officers and employees of DialedIn, Inc. receiving payments of the DialedIn Earn-Out.
“DialedIn General Sales Commission” means the “General Sales Commission” (as defined in the DialedIn Sales Commission Agreement) payable to the former shareholders of DialedIn Inc. pursuant to the DialedIn Sales Commission Agreement.
“DialedIn HP Sales Commission” means the “HP Sales Commission” (as defined in the DialedIn Sales Commission Agreement) payable to the former shareholders of DialedIn Inc. pursuant to the DialedIn Sales Commission Agreement.
“DialedIn Merger Agreement” means that certain Agreement and Plan of Merger, by and among DialedIn, Inc., Q-Dial Corp. and Borrower, dated as of November __, 2015.
“DialedIn Sales Commission Agreement” means that certain Sales Commission Agreement between Borrower and the former shareholders of DialedIn Inc. dated effective as of the later of January 8, 2016 or the date fully executed by both parties.
“Disposition” means the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under Sections 7.4(a) and (b).
“Distributions” by a Person means (a) dividends or other distributions on any now or hereafter outstanding capital stock of such Person; (b) the redemption, repurchase, defeasance or acquisition of such capital stock or of warrants, rights or other options to purchase such capital stock; and (c) any loans or advances (other than salaries or reimbursement of employee expenses in the ordinary course of business), to any stockholder(s), partner(s) or member(s) of such Person.
“Domestic Subsidiary” means a Subsidiary that is not a Foreign Subsidiary.
“Earn Out Obligations” means and includes any earn out obligations, performance payments or similar obligations of the Borrower or any Subsidiary arising out of or in connection with a Permitted Acquisition or otherwise, including, without limitation, the Brainchild Earn-Out, the DialedIn Earn-Out and the California Purchase Agreement Earn-Out.
“EBITDA” means, with reference to any period for any Person, Net Income of such Person for such period plus all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, (d) other one-time, non-recurring costs and expenses approved by the Collateral Agent in its sole discretion and in an amount satisfactory to the Collateral Agent, (e) any fees, costs, charges or other amounts incurred in such period in connection with the negotiation, execution and closing of this Agreement, the other Loan Documents and the Senior Debt in an aggregate amount not to exceed $750,000, (f) transaction fees, costs and expenses incurred during such period in connection with a Permitted Acquisition, whether or not consummated; provided that, (i) in respect of consummated Permitted Acquisitions, such transaction fees, costs and expenses shall not exceed an aggregate amount of $250,000 for any one (1) such Permitted Acquisition and (ii) in respect of unconsummated Permitted Acquisitions, such transaction fees, costs and expenses shall not exceed an aggregate amount of $100,000 for any one (1) such Permitted Acquisition, and (g) transaction fees and amendment fees incurred after the Closing Date which are paid to or on behalf of the Lenders or the Collateral Agent or, to the extent permitted under the Senor Lender Intercreditor Agreement, the Senior Lender in an aggregate amount not to exceed $100,000 per fiscal year.
Notwithstanding the foregoing, solely for purposes of the computation of the financial covenants set forth in Section 7.12 for any period during which a Permitted Acquisition is made by the Borrower or any Wholly-owned Subsidiary, (i) the pro forma EBITDA of any Acquired Business to the extent approved by the Required Lenders in connection with such Permitted Acquisition shall be included therein as if such purchase or other Permitted Acquisition was consummated on the first day of such period, and (ii) any Indebtedness for Borrowed Money incurred or assumed in connection therewith as permitted under this Agreement, shall be included therein as if it had been incurred at the beginning of such period.
Notwithstanding the foregoing, “EBITDA” shall be calculated as follows solely for each of the following fiscal quarters:
Fiscal Quarter Ending	EBITDA
March 31, 2016	$1,076,202
June 30, 2016	$3,180,975
September 30, 2016	$2,250,000

“Embedded Products” means all intellectual property that is subject to licenses, sublicenses and other agreements as to which Borrower or any Subsidiary is a party and pursuant to which Borrower or any Subsidiary is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including all open source software listed in Schedule 5.23(c) and all third party proprietary software listed in Schedule 5.23(b).
“Environmental Claim” means any investigation, notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding or claim (whether administrative, judicial or private in nature) arising (a) pursuant to, or in connection with an actual or alleged violation of, any Environmental Law, (b) in connection with any

Hazardous Material, (c) from any abatement, removal, remedial, corrective or response action in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
“Environmental Law” means any current or future Legal Requirement pertaining to (a) the protection of health, safety and the indoor or outdoor environment, (b) the conservation, management or use of natural resources and wildlife, (c) the protection or use of surface water or groundwater, (d) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (e) pollution (including any Release to air, land, surface water or groundwater), and any amendment, rule, regulation, order or directive issued thereunder.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
“Event of Default” means any event or condition identified as such in Section 8.1.
“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property or (b) any condemnation, seizure, or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.
“Excess Interest” is defined in Section 11.15.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.
“Fixed Charges” means, with reference to any period for any Person, the sum of (a) all payments of principal due within 12 calendar months on and after the last day of such period with respect to Indebtedness for Borrowed Money of such Person (including, without limitation, any and all payments anticipated to be made (whether contingent or non-contingent at the time) in respect of Earn Out Obligations), (b) Interest Expense of such Person for such period, (c) federal, state, and local income taxes paid or payable by such Person during such period and (d) any Distributions made in cash during such period.  Notwithstanding the foregoing, clause (b) set forth above (the “Applicable Item”) shall be calculated as follows solely for each of the following fiscal quarters then ended:
(i) for the fiscal quarter ending on September 30, 2016, the Applicable Item shall be calculated as: actual Applicable Item for the period beginning on July 1, 2016 and ending on September 30, 2016 multiplied by four (4);
(ii) for the fiscal quarter ending on December 31, 2016, the Applicable Item shall be calculated as: actual Applicable Item for the period beginning on July 1, 2016 and ending on December 31, 2016 multiplied by two (2);

(iii) for the fiscal quarter ending on March 31, 2017, the Applicable Item shall be calculated as: actual Applicable Item for the period beginning on July 1, 2016 and ending on March 31, 2017 multiplied by one and one-third (1 1/3).
“Foreign Subsidiary” means each Subsidiary which (a) is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia, (b) conducts substantially all of its business outside of the United States of America, and (c) has substantially all of its assets outside of the United States of America.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“GPA Learn Acquisition” means the Acquisition by Borrower of the “Purchased Assets” (as such term is defined in the GPA Learn Purchase Agreement) pursuant to the GPA Learn Purchase Agreement.
“GPA Learn Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, by and between Borrower, as purchaser, and the GPA Learn Seller.
“GPA Learn Purchase Documents” means, collectively, (a) the GPA Learn Purchase Agreement and (b) all other agreements, instruments and documents executed and delivered in connection therewith.
“GPA Learn Royalties” means, collectively, the “Royalty Payments” (as defined in the GPA Learn Royalty Agreement) payable to the GPA Learn Seller.
“GPA Learn Royalty Agreement” means that certain Royalty Agreement dated as of the date hereof by and between the GPA Learn Seller and Borrower.
“GPA Learn Seller” means Great Parents Academy, LLC, a Georgia limited liability company.
“Guarantor” and “Guarantors” each is defined in Section 6.12(a), and includes, without limitation, Stratitude.
“Guaranty” and “Guaranties” each is defined in Section 6.12(a).

“Hazardous Material” means any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous or toxic, and includes (a) asbestos, polychlorinated biphenyls and petroleum (including crude oil or any fraction thereof) and (b) any material classified or regulated as “hazardous” or “toxic” or words of like import pursuant to an Environmental Law.
“Hazardous Material Activity” means any activity, event or occurrence involving a Hazardous Material, including the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation, handling of or corrective or response action to any Hazardous Material.
 “Indebtedness for Borrowed Money” means for any Person (without duplication) (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business which are not more than one hundred twenty (120) days past due), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money, (f) all Rate Management Obligations of such Person, (g) all earn-outs and similar obligations including, without limitation, any and all contingent and non-contingent Earn Out Obligations, (h) all indebtedness evidenced by bonds, debentures, notes or similar instruments, and (i) any equity securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.
“Indemnitee” is defined in Section 11.10(a).
“Interest Expense” means, with reference to any period, the sum of all interest charges (including imputed interest charges with respect to Capitalized Lease Obligations and all amortization of debt discount and expense) of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Interest Period” means, for any date of determination, a period beginning on the first day of any month, or, in the case of the initial Interest Period, if the Term Loan is made on a day other than the first day of the month, the Closing Date, and in each case ending on the last day of such month.
“Interest Rate” means, for any Interest Period, ten percent (10%).
“Knowledge of the Loan Parties”, or any similar phrases, means the actual knowledge of any officer of any Loan Party, or knowledge that would be expected to be obtained by a prudent business person under substantially similar circumstances after a reasonably comprehensive investigation concerning the matter at issue.

“Legal Requirement” means any treaty, convention, statute, law, regulation, ordinance, license, permit, governmental approval, injunction, judgment, order, consent decree or other requirement of any Governmental Authority, whether federal, state, or local.
“Lender” or “Lenders” is defined in the introductory paragraph of this Agreement.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents.
“Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Guaranties, the BIP Warrant, the Information Certificate and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
 “Loan Party” means (a) Borrower; (b) each Subsidiary of Borrower that becomes a party to this Agreement, a Guaranty Agreement or the Security Agreement; and (c) any other Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Property, condition (financial or otherwise), performance or prospects of Borrower or of Borrower and its Subsidiaries taken as a whole, (b) a material impairment of the ability of Borrower or any Subsidiary to perform its material obligations under any Loan Document or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against Borrower or any Subsidiary of any Loan Document or the rights and remedies of Collateral Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document.
“Material Plan” is defined in Section 8.1(h).
“Maximum Rate” is defined in Section 11.15.
“MGL Seller Note” means the Amended and Restated Promissory Note dated as of April 18, 2011 issued by Borrower in favor of MGL Americas, Inc. in the original aggregate principal amount of $3,117,538, as modified by that certain Loan Modification Agreement dated as of October 1, 2014.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgages” means, collectively, each mortgage, deeds of trust, leasehold mortgage or similar instrument delivered to Collateral Agent pursuant to Section 6.12(c), as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Net Cash Proceeds” means, as applicable, (a) with respect to any Disposition by a Person, cash and cash equivalent proceeds received by or for such Person’s account, net of (i) reasonable direct costs relating to such Disposition (including, without limitation, any underwriting, brokerage or other customary commissions payable to third parties unrelated to Borrower and its Subsidiaries and legal, advisory and other fees and expenses associated therewith), (ii) sale, use or other transactional taxes paid or payable by such Person as a direct result of such Disposition and (iii) until released to the Borrower or any Subsidiary, all reasonable amounts that are set aside as a reserve established in accordance with GAAP for (1) adjustments in respect of the sale price of such assets or (2) for the payment of liabilities under any indemnification obligations (other than taxes deducted pursuant to the foregoing clause (ii)) relating to the assets sold or otherwise disposed of, (b) with respect to any Event of Loss of a Person, cash and cash equivalent proceeds received by or for such Person’s account (whether as a result of payments made under any applicable insurance policy therefor or in connection with condemnation proceedings or otherwise), net of reasonable direct costs incurred in connection with the collection of such proceeds, awards or other payments, and (c) with respect to any offering of equity securities of a Person or the issuance of any Indebtedness for Borrowed Money by a Person,  cash and cash equivalent proceeds received by or for such Person’s account, net of reasonable legal, underwriting, commissions payable to third parties unrelated to Borrower and its Subsidiaries and other fees and expenses incurred as a direct result thereof.
“Net Income” means, with reference to any period for any Person, the net income (or net loss) of such Person for such period computed on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or net loss) of such Person accrued prior to the date it becomes a Subsidiary of, or has merged into or consolidated with, Borrower or another Subsidiary, and (b) the net income (or net loss) of such Person (other than a Subsidiary) in which Borrower or any of its Subsidiaries has an equity interest in, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries during such period.
“Notes” means the Term Note and any notes issued in connection with any assignment of all or a portion thereof.
“Obligations” means all obligations of Borrower to pay principal and interest on the Term Loan, all fees and charges payable hereunder, and all other payment obligations of Borrower or any of its Subsidiaries arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
“OFAC” means the United States Department of Treasury Office of Foreign Assets Control.
“OFAC Event” means the event specified in Section 6.9(c).
“OFAC Sanctions Programs” means all laws, regulations, and Executive Orders administered by OFAC, including the Bank Secrecy Act, anti-money laundering laws (including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act)), and all economic and trade sanction programs administered by OFAC, any and all similar United States federal laws, regulations or Executive Orders, and any similar laws, regulations or orders adopted by any State within the United States.
“OFAC SDN List” means the list of the Specially Designated Nationals and Blocked Persons maintained by OFAC.
“Open Source Software” is defined in Section 5.23(c).
“OSS Agreements” is defined in Section 5.23(c).
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Permitted Acquisitions” means (x) the Related Transactions and (y) any Acquisition by Borrower or any domestic Wholly-owned Subsidiary thereof where:
(a)          the business, division or assets acquired are for use, or the Person acquired is engaged, in the businesses engaged in by Borrower on the Closing Date or related, ancillary or complimentary businesses and activities;
(b)          immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist;
(c)          the aggregate consideration (cash and non-cash) to be paid by Borrower or any Subsidiary (including, without limitation, any indebtedness assumed in connection therewith, the amount thereof to be calculated in accordance with GAAP and the value of any equity securities of Borrower and/or any Subsidiary issued to the seller in connection with such Acquisition) in connection with (i) such Acquisition (or any series of related Acquisitions) is less than $1,500,000, and (ii) all Acquisitions is less than $4,500,000, in each case without the prior written consent of the Required Lenders;
(d)          immediately after giving effect to such Acquisition, Borrower is in pro forma compliance with all the financial covenants set forth in Section 7.12;
(e)          in the case of the Acquisition of any Person, the board of directors or similar governing body of such Person has approved such Acquisition;
(f)          not less than twenty (20) Business Days prior to such Acquisition (or such later date approved by Collateral Agent in its sole discretion), Collateral Agent shall have received an acquisition summary with respect to the Person and/or business, division or assets to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the terms and conditions, including economic terms, of the proposed Acquisition, and Borrower’s calculation of pro forma EBITDA relating thereto;
(g)          Collateral Agent shall have approved Borrower’s computation of pro forma EBITDA;

(h)          not less than fifteen (15) Business Days prior to such Acquisition (or such later date approved by Collateral Agent in its sole discretion), Collateral Agent shall have received drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Collateral Agent may require to evidence the termination of all Liens on the assets, business or division to be acquired;
(i)          reasonably prior to such Acquisition (or such later date approved by Collateral Agent in its sole discretion), Collateral Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as Collateral Agent may require to evidence the termination of Liens on the assets, business or division to be acquired;
(j)          the business, division, assets or Person acquired shall have generated positive EBITDA (calculated in a manner acceptable to Collateral Agent) for each of the twelve calendar months immediately preceding the Acquisition;
(k)          consents shall have been obtained in favor of Collateral Agent to the collateral assignment of rights and indemnities under the related acquisition documents (or the acquisition documents shall permit the collateral assignment of the same to the Collateral Agent) and opinions of counsel for Borrower and its Subsidiaries and (if delivered to Borrower or any Subsidiary) the selling party in favor of Collateral Agent and the Lenders shall have been delivered;
(l)          Borrower shall have provided Collateral Agent with pro forma forecasted balance sheets, profit and loss statements, and cash flow statements of Borrower and its Subsidiaries, all prepared on a basis consistent with Borrower’s historical financial statements, subject to adjustments to reflect projected consolidated operations following the Acquisition, together with appropriate supporting details and a statement of underlying assumptions for the one year period following the date of the proposed Acquisition, on a month by month basis;
(m)          Borrower shall have provided Collateral Agent with reasonable calculations evidencing that on a pro forma basis created by adding the historical combined financial statements of Borrower and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the entity to be acquired (or the historical financial statements related to the division, business or assets to be acquired) pursuant to the Acquisition, subject to adjustments to reflect projected consolidated operations following the Acquisition, Borrower and its Subsidiaries are projected to be in compliance with the financial covenants for each of the twelve months ended one year after the proposed date of consummation of such Acquisition;
(n)          the Person acquired shall be a domestic Person and any assets, business or division acquired shall be located within the United States of America;

(o)          the provisions of Section 6.12 shall have been satisfied, including, without limitation, simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity securities) or Borrower or the domestic Wholly-owned Subsidiary (if such Acquisition is structured as a purchase of assets or a merger and Borrower or the domestic Wholly-owned Subsidiary is the surviving entity) executes and delivers to Collateral Agent (a) such documents necessary to grant to Collateral Agent, on behalf of the Lenders, a Lien in all of the assets of such target company or surviving company, and their respective Subsidiaries, each in form and substance reasonably satisfactory to Collateral Agent and (b) an unlimited Guaranty of the Obligations, or at the option of Collateral Agent in Collateral Agent’s absolute discretion, a joinder agreement satisfactory to Collateral Agent in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations;
(p)          if the Acquisition is structured as a merger, Borrower or one of Borrower’s domestic Wholly-owned Subsidiaries that is a Borrower or Guarantor is the surviving entity;
(q)          Borrower and its Subsidiaries shall not assume or acquire any Indebtedness for Borrowed Money in connection with such Acquisition to the extent such Indebtedness would not be permitted under Section 7.1 hereof; and
(r)          to the extent readily available to Borrower or any domestic Wholly-owned Subsidiary, Borrower or such Subsidiary shall have provided Collateral Agent with such other information with respect to such Acquisition as reasonably requested by Collateral Agent.
“Permitted Lien” means a Lien expressly permitted hereunder pursuant to Section 7.2.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Pledge Agreements” means each pledge agreement or similar agreement delivered to Collateral Agent in connection with this Agreement or any other Loan Document, as the same may be amended, modified, supplemented or restated from time to time.
“Premises” means the real property owned or leased by Borrower or any Subsidiary, including the real property and improvements thereon owned by Borrower or any Subsidiary subject to the Lien of the Mortgages or any other Collateral Documents.

“Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
“Proprietary Rights” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), in each case excluding any Embedded Products and Commercial Software.
“Purchased Securities” means the Term Note and the Warrant Securities issued hereunder.
“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement, or foreign exchange risk, currency risk, or risk with respect to commodities prices, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
“Rate Management Obligations” means any and all obligations of Borrower or any Subsidiary, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.
“RCRA” means the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., and any future amendments.

“Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to Borrower or any Subsidiary, evidenced by accounts, instruments, chattel paper, or general intangibles.
“Related Agreements” means, collectively, (a) the Agama Purchase Documents, (b) the GPA Learn Purchase Documents and (c) the California Purchase Documents.
“Related Transactions” means, collectively, (a) the Agama Acquisition, (b) the GPA Learn Acquisition and (c) the California Acquisition.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migration, dumping, or disposing into the indoor or outdoor environment, including the abandonment or discarding of barrels, drums, containers, tanks or other receptacles containing or previously containing any Hazardous Material.
“Reporting Company” means a Person that has a class of securities registered under the Exchange Act or is otherwise required to file reports with the SEC under the Exchange Act.
“Required Lenders” means the Lenders holding greater than 50% of the outstanding principal amount of the Term Loan.
“Restricted Payments” is defined in Section 7.6.
“S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw Hill Companies, Inc.
“Sandton” means Sandton Credit Opportunities Fund I, LP, together with any of its Affiliates and their respective successors and assigns.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.
“Security Agreement” means each general security agreement or similar agreement delivered to Collateral Agent in connection with this Agreement or any other Loan Document, including, without limitation, (a) that certain General Security Agreement dated as of the date hereof between Borrower and Collateral Agent, and (b) that certain General Security Agreement dated as of the date hereof between Stratitude and Collateral Agent, in each case as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Senior Debt” means the First Lien Obligations (as defined in the Senor Lender Intercreditor Agreement).
“Senior Debt Agreement” means the Credit Agreement, dated as of July 1, 2016, by and between the Loan Parties and the Senior Lender.

“Senior Debt Documents” means the Senior Debt Agreement and all agreements, instruments and documents executed in connection therewith.
“Senior Lender” means BMO Harris Bank N.A.
“Senior Lender Intercreditor Agreement” means the Intercreditor and Subordination Agreement, dated as of the date hereof, by and among the Senior Lender, Collateral Agent, Lender and the Loan Parties.
“Services” is defined in Section 5.23(g).
“Software Development Costs” means, with respect to any Person for any period, costs incurred to produce the finished product of licensed software programs after technological feasibility has been established and after all research and development activities for any other components of the product or process have been completed.
 “Specified Contractual Obligations” is defined in Section 5.23(c).
“Stratitude” means Stratitude Inc., a California corporation, and Wholly-owned Subsidiary of Borrower and a Guarantor.
“Subordinated Debt” means, collectively, any Indebtedness for Borrowed Money which is subordinated in right of payment to the prior payment of the Obligations pursuant to subordination provisions approved in writing by Collateral Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are, in each case, in form and substance satisfactory to Collateral Agent.
“Subordination Agreements” means, collectively, (a) the California Acquisition Subordination Agreement and (b) all other subordination agreements executed by a holder of Subordinated Debt in favor of Collateral Agent and the Lenders from time to time on or after the Closing Date in form and substance and on terms and conditions satisfactory to Collateral Agent.
“Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization.  Unless otherwise expressly noted herein, the term “Subsidiary” means a Subsidiary of Borrower or of any of its direct or indirect Subsidiaries.
“Term Loan” is defined in Section 2.1(a).
“Term Note” is defined in Section 2.1(a)
“Third Party IP” is defined in Section 5.23(b).
“Total Funded Debt” means, at any time the same is to be determined for any Person, the sum (but without duplication) of (a) all Indebtedness for Borrowed Money of such Person at such time (it being understood and agreed that Indebtedness for Borrowed Money constituting Earn Out Obligations shall be included to the extent that under GAAP such obligations are characterized as debt), and (b) all Indebtedness for Borrowed Money of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which such Person has otherwise assured a creditor against loss.
“Total Funded Debt/EBITDA Ratio” means, as of any date, the ratio of Total Funded Debt of Borrower and its Subsidiaries as of such date to EBITDA of Borrower and its Subsidiaries for the period of four fiscal quarters then ended.
“TPI Agreements” is defined in Section 5.23(b).
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTC Bulletin Board, OTCQB, or OTCQX (or any successors to any of the foregoing).
“Transaction Documents” means, collectively, the Loan Documents, the Senior Debt Documents, the Asset Purchase Documents and the Stock Purchase Documents.
“UCC” is defined in the Security Agreement.
“Unfinanced Capital Expenditures” means the aggregate amount of Capital Expenditures made by Borrower and its Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness for Borrowed Money (but excluding revolving credit extended under the Senior Debt Agreement as in effect on the date hereof).
“Unfinanced Software Development Costs” means the aggregate amount of Software Development Costs made by Borrower and its Subsidiaries during such period to the extent permitted by this Agreement and not financed with proceeds of Indebtedness for Borrowed Money (but excluding revolving credit extended under the Senior Debt Agreement as in effect on the date hereof).
“Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
“U.S. Dollars” and “$” each means the lawful currency of the United States of America.
“Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.

“Warrant Securities” means the BIP Warrant and the Warrant Shares.
“Warrant Shares” means the shares of common stock of Borrower issued or issuable upon exercise of the BIP Warrant, together with any securities issued as (or issuable upon the conversion, exchange or exercise of any warrant, right, or other security that is issued as) a distribution with respect thereto, or in exchange for or in replacement thereof.
“Warrants” means, collectively, any and all warrants of any kind issued by Borrower at any time and from time to time.
“Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
“Wholly-owned Subsidiary” means a Subsidiary of which all of the issued and outstanding shares of capital stock (other than directors’ qualifying shares as required by law) or other equity interests are owned by Borrower and/or one or more Wholly-owned Subsidiaries within the meaning of this definition.
Section 1.2          Interpretation.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to time of day herein are references to Atlanta, Georgia, time unless otherwise specifically provided.  Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
Section 1.3          Change in Accounting Principles.  If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 5.5 and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either Borrower or Collateral Agent may by notice to the other require that Borrower and Collateral Agent negotiate in good faith to amend such covenants, standards, and terms so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of Borrower and its Subsidiaries shall be the same as if such change had not been made.  No delay by Borrower or Collateral Agent in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles.  Until any such covenant, standard, or term is amended in accordance with this Section 1.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles.  Without limiting the generality of the foregoing, Borrower shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.

SECTION 2.          THE CREDIT FACILITY.
Section 2.1          Purchase and Sale of the Term Note and BIP Warrant.
(a)          Borrower shall issue and sell to Lender, and Lender shall acquire from Borrower, on the Closing Date a term loan note (the “Term Note”) and make an advance thereunder in the amount of $5,075,000 (the “Term Loan”), and Borrower shall sell to Lender, on the Closing Date, the BIP Warrant, for an aggregate, combined purchase price of $5,075,000.  Lender directs Borrower to issue the BIP Warrant to Collateral Agent on behalf of Lender.
Section 2.2          Interest.
(a)          Interest Rate; Payments.
(i)          Interest on the outstanding principal amount of the Notes shall accrue from and including the date of issuance through and until full and final repayment of the principal amount of the Notes and payment of all interest in full at the Interest Rate, and shall be computed on the basis of the actual number of days elapsed and a 360-day year.
(ii)          On the first day of each month in which the Notes are outstanding commencing on December 1, 2016, Borrower shall, pay in arrears in cash, by wire transfer to an account designated in writing by Lender, all accrued but unpaid interest; provided, that if any day on which interest is to be paid is not a Business Day, such interest shall be paid on the next succeeding Business Day to occur after such date.
Section 2.3          Maturity of Term Loan.  Scheduled Payments of Term Loan.  Borrower shall make principal payments on the Term Loan in 16 equal quarterly installments on the last day of each March, June, September, and December in each year, commencing with the calendar quarter ending December 31, 2019, with the amount of each such principal installment to equal $298,529.41, it being agreed that a final payment comprised of all principal and interest then outstanding on the Term Loan shall be due and payable on November 3, 2023 (the “Maturity Date”).
Section 2.4          Prepayments.  (a) Optional Prepayments.  Borrower may prepay in whole or in part the Notes at any time upon three (3) Business Days prior notice by Borrower to Collateral Agent, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment plus all outstanding and unpaid fees and expenses payable to Lender and Collateral Agent under the Loan Documents through the date of such prepayment, plus a percentage (the “Premium Percentage”) of the principal amount of the Notes being redeemed, determined in accordance with the following schedule:
Date of Prepayment	Premium Percentage
Before the first anniversary of the Closing Date	8%
On or after the first anniversary of the Closing Date, but prior to the second anniversary of the Closing Date	6%
On or after the second anniversary of the Closing Date	0%

Borrower acknowledges that the foregoing prepayment premiums represent a reasonable and fair estimate for the loss that Lender may sustain from the prepayment of the Notes, and further acknowledge that except as specifically provided herein Borrower has no right to optionally prepay the Notes in whole or in part without paying the foregoing prepayment premiums.
(b)          Mandatory Prepayments.
(i)          If Borrower or any Subsidiary shall at any time or from time to time make or agree to make a Disposition or shall suffer an Event of Loss with respect to any Property and the Senior Debt has been paid in full, then Borrower shall promptly notify Collateral Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Cash Proceeds to be received by Borrower or such Subsidiary in respect thereof) and, promptly (and in any event within five (5) Business Days) upon receipt by Borrower or such Subsidiary of the Net Cash Proceeds of such Disposition or Event of Loss, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of all such Net Cash Proceeds; provided that (x) so long as no Event of Default then exists, this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of an Event of Loss so long as such Net Cash Proceeds are applied to replace or restore the relevant Property in accordance with the relevant Collateral Documents, and (y) this subsection shall not require any such prepayment with respect to Net Cash Proceeds received on account of Dispositions during any fiscal year of Borrower not exceeding $250,000.00 in the aggregate so long as no Event of Default then exists.  The Premium Percentage shall be due and payable in connection with any application of Net Cash Proceeds in accordance with this Section 2.4(b)(i). All such Net Cash Proceeds payable to the Lender shall be applied in accordance with the provisions of Section 2.9.
(ii)          If after the Closing Date, the Senior Debt has been paid in full and Borrower or any Subsidiary shall (x) issue new equity securities (whether common or preferred stock or otherwise, including, for the avoidance of doubt, any equity raise of any kind), other than common equity securities issued made after obtaining the prior written consent of Collateral Agent, or (y) sell equity securities (whether common or preferred stock or otherwise), other than (i) common equity securities of the Borrower issued to management, directors, and employees of the Borrower or any Subsidiary pursuant to any management, director and/or employee benefit plan or compensation plan, (ii) common equity securities issued by any Subsidiary of the Borrower to the Borrower so long as such issuance complies with the relevant provisions of the Security Agreement or (iii) equity securities sold after obtaining the prior written consent of Collateral Agent, Borrower shall promptly notify Collateral Agent of the estimated Net Cash Proceeds of such issuance or sale, as applicable, to be received by or for the account of Borrower or such Subsidiary in respect thereof.  Promptly (and in any event within three (3) Business Days) upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance or sale, as applicable, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The Premium Percentage shall be due and payable in connection with any application of Net Cash Proceeds in accordance with this Section 2.4(b)(ii).

All such Net Cash Proceeds payable to the Lenders shall be applied in accordance with the provisions of Section 2.9.  Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Collateral Agent or Lenders for any breach of Section 7.(5) (Maintenance of Subsidiaries) or Section 8.1(i) (Change of Control) hereof or any other terms of the Loan Documents.
(iii)          If after the Closing Date, the Senior Debt has been paid in full and Borrower or any Subsidiary shall (x) issue any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money permitted by Section 7.1 hereof, or (y) sell any Indebtedness for Borrowed Money, other than Indebtedness for Borrowed Money sold after obtaining the prior written consent of Collateral Agent, Borrower shall promptly notify Collateral Agent of the estimated Net Cash Proceeds of such issuance or sale, as applicable, to be received by or for the account of Borrower or such Subsidiary in respect thereof.  Promptly (and in any event within three (3) Business Days) upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance or sale, as applicable, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The Premium Percentage shall be due and payable in connection with any application of Net Cash Proceeds in accordance with this Section 2.4(b)(iii).  All such Net Cash Proceeds payable to the Lenders shall be applied in accordance with the provisions of Section 2.9.    Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Collateral Agent and Lenders for any breach of Section 7.1 or any other terms of the Loan Documents.
(iv)          If after the Closing Date, Borrower or any Subsidiary shall issue any Subordinated Debt or sell any Subordinated Debt, Borrower shall promptly notify Collateral Agent of the estimated Net Cash Proceeds of such issuance or sale, as applicable, to be received by or for the account of Borrower or such Subsidiary in respect thereof.  If the Senior Debt has been paid in full then promptly (and in any event within three (3) Business Days) upon receipt by Borrower or such Subsidiary of Net Cash Proceeds of such issuance or sale, as applicable, Borrower shall prepay the Obligations in an aggregate amount equal to 100% of the amount of such Net Cash Proceeds.  The Premium Percentage shall be due and payable in connection with any application of Net Cash Proceeds in accordance with this Section 2.4(b)(iv).  All such Net Cash Proceeds payable to the Lenders shall be applied in accordance with the provisions of Section 2.9.    Borrower acknowledges that its performance hereunder shall not limit the rights and remedies of Collateral Agent and Lenders for any breach of Section 7.1 or any other terms of the Loan Documents.
(v)          Intentionally Omitted.
(vi)          Intentionally Omitted.
(vii)          Upon the occurrence of (A) a Change of Control or (B) an Event of Default, at the election of the Required Lenders, Borrower shall be required to redeem the Notes and any other outstanding Obligations in full by payment of an amount equal to the unpaid principal balance thereof, plus all unpaid interest accrued thereon through the date of redemption, plus all outstanding and unpaid fees and expenses payable to the Lenders and the Collateral Agent under the Loan Documents through the date of redemption, plus (x) the principal amount of the Notes being redeemed multiplied by (y) the applicable Premium Percentage.

(viii)          Intentionally Omitted.
(ix)          In addition, the Notes shall be subject to acceleration as set forth in Sections 8.2 and 8.3 below.  The Premium Percentage shall be due and payable in connection with any application of amounts received in respect of the Notes following any such acceleration.
Section 2.5          Default Rate.  Notwithstanding anything to the contrary contained herein, upon and during the occurrence of any Event of Default, all amounts outstanding under the Notes shall bear interest from the date of the occurrence of such Event of Default until such Event of Default is cured or waived in writing at a rate equal to the sum of (i) the Interest Rate payable as provided in Section 2.2 above plus (ii) an additional three percent (3%) per annum (the “Default Rate”), which interest shall be payable to each Lender in cash on demand.
Section 2.6          Evidence of Indebtedness.
(a)          Collateral Agent shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower hereunder, including the amounts of principal and interest payable and paid to Lenders from time to time hereunder.
(b)          The entries maintained in the account(s) maintained pursuant to paragraph (a) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of Collateral Agent to maintain such account(s) or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.
Section 2.7          Fees and Expenses.
(a)          Structuring Fee.  Concurrently with the execution hereof, unless paid earlier, Borrower shall pay to Lender an amount equal to $75,000 as a structuring fee.
(b)          Administrative Fee.  On the first day of each month, commencing on December 1, 2016, and at maturity, Borrower shall pay in arrears to Collateral Agent an administrative fee for its own account equal to (i) 1% of the then outstanding principal balance of the Term Loan divided by (ii) 12.
(c)          Audit Fees.  Borrower shall pay to Collateral Agent charges for audits of the Collateral performed by Collateral Agent or its agents or representatives in such amounts as Collateral Agent may from time to time request (Collateral Agent acknowledging and agreeing that such charges shall be computed in the same manner as it at the time customarily uses for the assessment of charges for similar collateral audits); provided, however, that in the absence of the existence of any Default or Event of Default, the Borrower shall not be required to pay Collateral Agent for more than one (1) such audit per calendar year.
(d)          Reimbursement of Expenses.  On the Closing Date, Borrower shall reimburse all of Collateral Agent’s and Lender’s reasonable fees and expenses (including, without limitation, reasonable fees, charges and disbursements of counsel and other reasonable out-of-pocket expenses, consultant fees, travel expenses, background checks and other expenses) incurred in connection with (i) the preparation, negotiation and execution and delivery of this Agreement and the Loan Documents, (ii) Collateral Agent’s and the Lenders’ due diligence investigation, and (iii) the other transactions contemplated by this Agreement and the Loan Documents (including filings or other actions required to perfect the Liens granted under the Collateral Documents).
Section 2.8          Pro Rata Treatment.  All payments of any principal of, or interest on, the Notes shall be made ratably among the Lenders in accordance with the aggregate amount of principal of, and accrued interest on, their respective Notes.  Upon the occurrence and during the continuation of an Event of Default, in addition to all other rights and remedies that may then be available to any Lender, each Lender is hereby authorized at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) to set off and apply any and all indebtedness at any time owing by such Lender to or for the credit or the account of the Loan Parties against all Obligations which may be owed to such Lender.  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Notes, resulting in such Lender receiving payment of a greater proportion of the aggregate principal amount of its Notes and accrued interest thereon than the proportion of such amounts received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Notes of the other Lenders to the extent necessary so that the benefit of such payments shall be shared by all Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest unless the Lender from which such payment is recovered is required to pay interest thereon, in which case each Lender returning funds to such Lender shall pay its pro rata share of such interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Notes to any assignee or participant, other than to any Loan Party (as to which the provisions of this paragraph shall apply).  Borrower consents to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise rights of set-off and counterclaim against Borrower with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.
Section 2.9          Place and Application of Payments.  All payments of principal, interest, fees, and all other Obligations payable under the Loan Documents shall be made to Collateral Agent on behalf of Lenders at its office at 3575 Piedmont Road NE, Building 15, Suite 730, Atlanta, Georgia, 30305 (or at such other place as Collateral Agent may specify) no later than 1:00 p.m. on the date any such payment is due and payable.  Payments received by Collateral Agent after 1:00 p.m. shall be deemed received as of the opening of business on the next Business Day.  All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without set-off or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions, and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income of Lenders).  All payments shall be applied (a) first, to that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to Collateral Agent and Lenders, (b) second, to the payment of that portion of the Obligations constituting accrued and unpaid interest on the Notes and (c) third, to the payment of that portion of the Obligations constituting unpaid principal of the Notes (including any Premium Percentage). All payments made by Borrower upon the Notes (including, without limitation, payments of principal if prepaid or upon earlier acceleration) or in respect of the Obligations shall be paid to Collateral Agent to be distributed proportionally among Lenders (if more than one) based upon the outstanding principal amounts of the Notes held by each Lender.
Section 2.10          Allocation of Purchase Price.  Borrower and Lender acknowledge that under the regulations of the United States Department of Treasury, the making of the Term Loan and the issuance of the BIP Warrant for an aggregate, combined purchase price will require the amount advanced on the Closing Date to be allocated between the Term Loan and the BIP Warrant based on their relative fair market values.  After taking into account all relevant factors Borrower, and Lender agree to allocate $5,065,000 of the amount advanced under the Term Loan to the Term Loan and $10,000 of the amount advanced under the Term Loan to the BIP Warrant.  Neither Borrower nor Lender will take any position for United States federal income Tax purposes that is inconsistent with the provisions of this Section 2.10.
SECTION 3.          CHANGE IN CIRCUMSTANCES.
Section 3.1          Withholding Taxes.  Except as otherwise required by law, each payment by Borrower under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than overall net income taxes on the recipient) imposed by or within the jurisdiction in which Borrower is domiciled, any jurisdiction from which Borrower makes any payment, or (in each case) any political subdivision or taxing authority thereof or therein.  If any such withholding is so required, Borrower shall make the withholding, pay the amount withheld to the appropriate Governmental Authority before penalties attach thereto or interest accrues thereon, and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by Lenders free and clear of such taxes (including such taxes on such additional amount) is equal to the amount that such Lender would have received had such withholding not been made.  If Collateral Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, Borrower shall reimburse Collateral Agent or such Lender for that payment on demand in the currency in which such payment was made.  If Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to Collateral Agent on or before the thirtieth day after payment.
Section 3.2          Documentary Taxes.  Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

SECTION 4.          CONDITIONS PRECEDENT.
Section 4.1          Initial Credit Event.  The obligation of Lender to participate in any initial Credit Event hereunder is subject to satisfaction or waiver by Collateral Agent of the following conditions precedent:
(a)          Collateral Agent shall have received each of the following, in each case (i) duly executed by all applicable parties, (ii) dated a date satisfactory to Collateral Agent and (iii) in form and substance satisfactory to Collateral Agent:
(i)          this Agreement duly executed by Borrower, Lender and Collateral Agent;
(ii)          the duly executed Term Note in the form attached hereto as Exhibit B evidencing the Term Loan;
(iii)          the Security Agreement and each of the other Collateral Documents required by Collateral Agent, together with (i) UCC financing statements to be filed against Borrower and each Subsidiary, as debtor, in favor of Collateral Agent, as secured party on behalf of Lenders, and (ii) patent, trademark, and copyright collateral agreements to the extent requested by Collateral Agent;
(iv)          evidence of all insurance required to be maintained under the Loan Documents;
(v)          copies of each Loan Party's articles of incorporation and bylaws (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;
(vi)          copies of resolutions of each Loan Party's Board of Directors (or similar governing body) authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on such Loan Party's behalf, as applicable, all certified in each instance by its Secretary or Assistant Secretary;
(vii)          such documents and certifications as Collateral Agent may reasonably require to evidence that each Loan Party is validly existing, in good standing, and qualified to engage in business in its jurisdiction of organization and in any other jurisdiction in which the nature of Borrower’s or such Subsidiary’s business requires such qualification;
(viii)          a list of Borrower’s Authorized Representatives;
(ix)          evidence in form and substance acceptable to Collateral Agent that no less than $400,000 of principal of the MGL Seller Note will be paid from the proceeds of the Term Loan;

(x)          financing statement, tax, and judgment lien search results against the Property of Borrower and each Subsidiary evidencing the absence of Liens on its Property except as permitted by Section 7.2;
(xi)          pay off and lien release letters from secured creditors of Borrower and each Subsidiary (other than the Senior Lender) setting forth, among other things, the total amount of indebtedness outstanding and owing to them (or outstanding letters of credit issued for the account of Borrower or any Subsidiary) and containing an undertaking to cause to be delivered to Collateral Agent, UCC termination statements and any other lien release instruments necessary to release their Liens on the assets of Borrower and each Subsidiary;
(xii)          evidence reasonably satisfactory to Collateral Agent that all indebtedness to creditors referenced in the preceding paragraph has been (or concurrently with the making of the Term Loan will be) paid in full, and that all agreements and instruments governing indebtedness and that all Liens securing such indebtedness have been (or concurrently with the making of the Term Loan will be) terminated;
(xiii)          favorable written opinions of counsel to Borrower and each Subsidiary;
(xiv)          a fully executed Internal Revenue Service Form W-9 for Borrower;
(xv)          a certified copy of the Transaction Documents (other than the Loan Documents) and evidence, in form and substance satisfactory to Collateral Agent, that the transactions contemplated thereby have been, or contemporaneously with the closing hereof will be, consummated;
(xvi)          evidence, reasonably satisfactory to Collateral Agent, that Borrower has completed the Related Transactions in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by Collateral Agent);
(xvii)          a Guaranty executed by Stratitude Inc.; and
(xviii)          such other agreements, instruments, documents, certificates, and opinions as Collateral Agent may reasonably request.
(b)          Collateral Agent shall have received the initial fees called for by Section 2.7, together with all other fees, costs and expenses required to be paid by Borrower at or before closing;
(c)          the capital and organizational structure of Borrower and its Subsidiaries shall be satisfactory to Collateral Agent, including, without limitation, the structure and terms of any preferred equity securities of Collateral Agent shall be satisfactory to Collateral Agent;
(d)          completion of all due diligence with respect to Borrower and its Subsidiaries which shall be satisfactory to Collateral Agent, including, without limitation, satisfactory discussions with Borrower’s accountants and an insurance review;

(e)          all legal, tax and regulatory matters relating to the Term Loan and any transactions financed with the proceeds thereof shall be satisfactory to Collateral Agent;
(f)          Collateral Agent shall have received each document (including UCC financing statements) required by the Collateral Documents or under law or reasonably requested by Collateral Agent to be filed, registered or recorded in order to create in favor of Collateral Agent a perfected Lien on the collateral described therein, prior to any other Liens (subject only to Liens permitted pursuant to Section 7.2), in proper form for filing, registration or recording;
(g)          there shall not have occurred since December 31, 2015, any developments or events which individually or in the aggregate with other such circumstances has had or could reasonably be expected to have a Material Adverse Effect;
(h)          Collateral Agent shall have received a completed third party verification for the Trizetto platform implementation, together with auditor confirmation that licensing fee revenues of $3,100,000 will be recognized in financial statements of Borrower and its Subsidiaries for the period ending as of June 30, 2016;
(i)          the acquisition of and payment for the Term Note to be acquired by Lender hereunder and the consummation of the transactions contemplated hereby, including the issuance of the BIP Warrant, (i) shall not be prohibited by any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise, or any determination of an arbitrator or a court or other Governmental Authority, and (ii) shall not subject Collateral Agent or Lender to any penalty or other onerous condition under or pursuant to any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise, or any determination of an arbitrator or a court or other Governmental Authority;
(j)          there shall not be on the Closing Date any judgment, injunction or order of a court of competent jurisdiction or any ruling of any Governmental Authority which, in the reasonable judgment of Collateral Agent, would prohibit the transactions contemplated hereby or subject Collateral Agent or Lender to any penalty or other onerous condition under or pursuant to any requirement of law; and
(k)          no action, suit or proceeding by or before any court or any Governmental Authority shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced, against Collateral Agent, Lender, Borrower or any other Loan Party, in each case, to the extent such action, suit, proceeding or investigation seeks to restrain, prevent or change the transactions contemplated hereby or questions the validity or legality of any of such transactions.
Section 4.2          All Credit Events.  The obligation of the Lenders to participate in any Credit Event (including any initial Credit Event) hereunder is subject to the following conditions precedent:
(a)          with respect to any initial Credit Event made on the Closing Date, each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all respects as of said time, except to the extent the same expressly relate to an earlier date, in which case such representations and warranties shall be and remain true and correct in all respects as of such earlier date; and
(b)          no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event.
SECTION 5.          REPRESENTATIONS AND WARRANTIES OF BORROWER.
Borrower represents and warrants to Collateral Agent and the Lenders as follows:
Section 5.1          Organization and Qualification.  Borrower (a) is duly organized, validly existing, and in good standing as a corporation under the laws of the State of Illinois, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.2          Subsidiaries; Warrants.  Each Subsidiary (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, (b) has full and adequate power to own its Property and conduct its business as now conducted, and (c) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except, with respect to this clause (c), where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Schedule 5.2 hereto identifies each Subsidiary, the jurisdiction of its organization, the percentage of issued and outstanding shares of each class of its capital stock or other equity interests owned by Borrower and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class of its authorized capital stock and other equity interests and the number of shares of each class issued and outstanding.  All of the outstanding shares of capital stock and other equity interests of Borrower and each Subsidiary are validly issued and outstanding and, to the extent applicable, fully paid and non-assessable and all such shares and other equity interests indicated on Schedule 5.2 as owned by Borrower or another Subsidiary are owned, beneficially and of record, by Borrower or such Subsidiary free and clear of all Liens other than the Liens granted in favor of Collateral Agent on behalf of the Lenders pursuant to the Collateral Documents.  The issuance of the foregoing capital stock (including, without limitation, the BIP Warrant and the capital stock of Borrower issuable thereunder) is not and has not been subject to preemptive rights in favor of any Person other than such rights that have been waived or which will be terminated effective as of the Closing Date and will not result in the issuance of any additional capital stock of the Loan Parties or the triggering of any anti-dilution or similar rights contained in the Loan Parties’ Constituent Documents or any options, warrants, debentures or other securities or agreements of the Loan Parties.  Except as set forth on Schedule 5.2, as of the date hereof, there are no outstanding commitments or other obligations of Borrower to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of Borrower.  There are no outstanding commitments or other obligations of any Subsidiary of Borrower to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of capital stock or other equity interests of any Subsidiary of Borrower.  Borrower has specifically authorized and set aside the number of shares of common capital stock needed in respect of all outstanding Warrants so that the total number of authorized shares of common capital stock of Borrower is no less than the sum of (x) the number of shares needed if all outstanding Warrants are exercised, plus (y) the number of issued and outstanding shares of common capital stock of the Company.  On the Closing Date, except pursuant to the BIP Warrant or as set forth on Schedule 5.2 no Loan Party has any obligation, whether mandatory or at the option of any other Person, at any time to redeem or repurchase the capital stock of any Loan Party, pursuant to the terms of its Constituent Documents or otherwise.
Section 5.3          Authority and Validity of Obligations.  Borrower has the requisite right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to grant to Collateral Agent on behalf of the Lenders the Liens described in the Collateral Documents executed by Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it.  Each Subsidiary has the requisite right and authority to enter into the Loan Documents executed by it, to guarantee the Obligations, to grant to Collateral Agent on behalf of the Lenders the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it.  The Loan Documents delivered by Borrower and its Subsidiaries have been duly authorized, executed, and delivered by such Persons and constitute valid and binding obligations of Borrower and its Subsidiaries enforceable against them in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by Borrower or any Subsidiary of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon Borrower or any Subsidiary or any provision of the organizational documents (e.g., charter, certificate or articles of incorporation and bylaws, certificate or articles of association and operating agreement, partnership agreement, or other similar organizational documents) of Borrower or any Subsidiary, (b) conflict with, contravene or constitute a default under any material indenture or agreement of or affecting Borrower or any Subsidiary or any of their Property, or (c) result in the creation or imposition of any Lien on any Property of Borrower or any Subsidiary other than the Liens granted in favor of Collateral Agent on behalf of the Lenders pursuant to the Collateral Documents.
Section 5.4          Use of Proceeds; Margin Stock.  Borrower shall use the proceeds of the Term Loan to repay the existing debt to be repaid on the Closing Date, to finance Capital Expenditures and Permitted Acquisitions, to fund certain fees and expenses incurred in connection with entering into this Agreement and the transactions contemplated thereby and for its general working capital purposes and for such other general corporate purposes as are consistent with all applicable laws.  Neither Borrower nor any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Term Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  Margin stock (as hereinabove defined) constitutes less than 25% of the assets of Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.
Section 5.5          Financial Reports.  (a) The consolidated balance sheet of Borrower as at December 31, 2015, and the related consolidated statements of income, retained earnings and cash flows of Borrower for the fiscal year then ended, and accompanying notes thereto, which financial statements are accompanied by the audit report of Schulman, Lobel, Zand, Katzen, Williams & Blackman LLP, independent public accountants, and the unaudited interim consolidated balance sheet of Borrower as at June 30, 2016, and the related consolidated statements of income, retained earnings and cash flows of Borrower for the six (6) months then ended, heretofore furnished to Collateral Agent, fairly present the consolidated financial condition of Borrower as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither Borrower nor any Subsidiary has any contingent liabilities which are material to it other than as indicated on such financial statements and, with respect to future periods, neither Borrower nor any Subsidiary has any contingent liabilities which are material to it other than as indicated on the financial statements furnished pursuant to Section 6.5.  As of the dates of the Financial Statements, no Loan Party had any known obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due), which was not reflected or reserved against in the balance sheets which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the books of account of the Loan Party, as applicable, or which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Except as previously disclosed to the Collateral Agent, all of the SEC Reports filed prior to the date of this Agreement, as of their respective dates thereof, complied in all material respects, as applicable, with the Act and the Exchange Act.  All of the SEC Reports filed on or after the Closing Date, as of their respective dates thereof, will comply in all material respects, as applicable, with the Act and the Exchange Act.
(b)          The balance sheet of each of Agama Solutions Inc. and Stratitude as at December 31, 2014 and December 31, 2015, and the related statements of income, retained earnings and cash flows of each of Agama Solutions Inc. and Stratitude for the fiscal years then ended, and accompanying notes thereto, which financial statements are accompanied by a quality of earnings report, the unaudited interim income statement of each of Agama Solutions Inc. and Stratitude for each of the calendar months ending as of July 31, 2016 and August 31, 2016, and the unaudited interim  consolidated income statement of Borrower and its Subsidiaries as at August 31, 2016, in each case heretofore furnished to the Agent, fairly present the consolidated financial condition of Agama Solutions Inc., Stratitude and/or Borrower and its Subsidiaries, as applicable, as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  Neither Borrower nor any Subsidiary has any contingent liabilities which are material to it other than as indicated on such financial statements and, with respect to future periods, neither Borrower nor any Subsidiary has any contingent liabilities which are material to it other than as indicated on the financial statements furnished pursuant to Section 6.5.

Section 5.6          No Material Adverse Change.  Since December 31, 2015, there has been no change in the condition (financial or otherwise) or business prospects of Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.
Section 5.7          Full Disclosure.  The statements and information furnished to Collateral Agent or the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading, Collateral Agent and the Lenders acknowledging that (a) as to any projections furnished to Collateral Agent or the Lenders, Borrower only represents that the same were prepared on the basis of information and estimates Borrower believed to be reasonable, (b) any financial or business projections furnished to Collateral Agent or the Lenders by Borrower or any of its Subsidiaries are subject to future uncertainties and contingencies, which may be beyond Borrower’s or any of its Subsidiaries’ control and no assurance is given by Borrower that the results forecast in any such projections will be realized, and (c) the actual results may differ from the forecast results set forth in such projections and such differences may be material.
Section 5.8          Trademarks, Franchises, and Licenses.  Borrower and its Subsidiaries own, possess, or have the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how, and confidential commercial and proprietary information to conduct their businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person.
Section 5.9          Governmental Authority and Licensing.  Borrower and its Subsidiaries have received all licenses, permits, and approvals of all Governmental Authorities, if any, necessary to conduct their businesses, in each case except where the failure to obtain or maintain the same could not reasonably be expected to have a Material Adverse Effect.  No investigation or proceeding is pending or, to the knowledge of Borrower, threatened, before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.
Section 5.10          Good Title.  Borrower and its Subsidiaries have good and defensible title (or valid leasehold interests) to their assets as reflected on the most recent consolidated balance sheet of Borrower and its Subsidiaries furnished to Collateral Agent (except for sales of assets in the ordinary course of business), subject to no Liens other than such thereof as are permitted by Section 7.2.
Section 5.11          Litigation and Other Controversies.  There is no litigation or governmental or arbitration proceeding or labor controversy pending, or, to the knowledge of Borrower, threatened, against Borrower or any Subsidiary or any of their Property which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.12          Taxes.  All tax returns required to be filed by Borrower or any Subsidiary in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees, and other governmental charges upon Borrower or any Subsidiary or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided.  Borrower does not know of any proposed additional tax assessment against it or its Subsidiaries for which adequate provisions in accordance with GAAP have not been made on their accounts.  Adequate provisions in accordance with GAAP for taxes on the books of Borrower and each Subsidiary have been made for all open years, and for its current fiscal period (subject to year end adjustments).
Section 5.13          Approvals.  No authorization, consent, license or exemption from, or filing or registration with, any court or Governmental Authority, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by Borrower or any Subsidiary of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
Section 5.14          Affiliate Transactions.  Neither Borrower nor any Subsidiary is a party to any contracts or agreements with any of its Affiliates (other than as set forth on Schedule 5.14 hereto) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
Section 5.15          Investment Company.  Neither Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.16          ERISA.  Borrower and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither Borrower nor any Subsidiary has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.
Section 5.17          Compliance with Laws.
(a)          Borrower and its Subsidiaries are in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and laws and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances), except for any such noncompliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)          Without limiting the representations and warranties set forth in Section 5.17(a) above, except for such matters, individually or in the aggregate, which could not reasonably be expected to result in a Material Adverse Effect, Borrower represents and warrants that:

(i) Borrower and its Subsidiaries, and each of the Premises, comply in all material respects with all applicable Environmental Laws; (ii) Borrower and its Subsidiaries have obtained all governmental approvals required for their operations and each of the Premises by any applicable Environmental Law; (iii) Borrower and its Subsidiaries have not, and Borrower has no knowledge of any other Person who has, caused any Release, threatened Release or disposal of any Hazardous Material at, on, about, or off any of the Premises in any material quantity and, to the knowledge of Borrower, none of the Premises are adversely affected by any Release, threatened Release or disposal of a Hazardous Material originating or emanating from any other property; (iv) none of the Premises contain and have contained any:  (1) underground storage tank, (2) material amounts of asbestos containing building material, (3) landfills or dumps, (4) hazardous waste management facility as defined pursuant to RCRA or any comparable state law, or (5) site on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law; (v) Borrower and its Subsidiaries have not used a material quantity of any Hazardous Material and have conducted no Hazardous Material Activity at any of the Premises; (vi) Borrower and its Subsidiaries have no material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (vii) Borrower and its Subsidiaries are not subject to, have no notice or knowledge of and are not required to give any notice of any Environmental Claim involving Borrower or any Subsidiary or any of the Premises, and there are no conditions or occurrences at any of the Premises which could reasonably be anticipated to form the basis for an Environmental Claim against Borrower or any Subsidiary or such Premises; (viii) none of the Premises are subject to any, and Borrower has no knowledge of any imminent restriction on the ownership, occupancy, use or transferability of the Premises in connection with any (1) Environmental Law or (2) Release, threatened Release or disposal of a Hazardous Material; and (ix) there are no conditions or circumstances at any of the Premises which pose an unreasonable risk to the environment or the health or safety of Persons.
Section 5.18          OFAC.  (a) Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to it, (b) each Subsidiary of Borrower is in compliance with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary, (c) Borrower has provided to Collateral Agent all information regarding Borrower and its Affiliates and Subsidiaries  necessary for Collateral Agent and the Lenders to comply with all applicable OFAC Sanctions Programs, and (d) to the best of Borrower’s knowledge, neither Borrower nor any of its Affiliates or Subsidiaries is, as of the date hereof, named on the current OFAC SDN List.
Section 5.19          Other Agreements.  Neither Borrower nor any Subsidiary is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, except for any such default that could not reasonably be expected to have a Material Adverse Effect.
Section 5.20          Solvency.  Borrower and its Subsidiaries, taken as a whole, are solvent, able to pay their debts as they become due, and have sufficient capital to carry on their business and all businesses in which they are about to engage.
Section 5.21          No Default.  No Default or Event of Default has occurred and is continuing.

Section 5.22          No Broker Fees.  No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby; and Borrower hereby agrees to indemnify Collateral Agent and the Lenders against, and agrees that it will hold Collateral Agent and the Lenders harmless from, any claim, demand, or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable attorneys’ fees) arising in connection with any such claim, demand, or liability.
Section 5.23          Proprietary Rights.
(a)          Borrower and each Subsidiary is the sole and exclusive owner of the Proprietary Rights (free and clear of any Liens other than Permitted Liens) used by it, and has sole and exclusive rights to use, sell or license, as applicable, all such Proprietary Rights (other than licenses granted to customers in the ordinary course of business and licenses and rights granted to certain resellers and distribution partners in the ordinary course of business).  Schedule 5.23(a) (as updated concurrent with the delivery of the quarterly financial statements pursuant to Section 6.5(d)) contains a complete and correct list of all of Borrower’s and each Subsidiary’s issued patents and patent applications; trademark registrations and applications for registrations thereof and service mark registrations and applications for registration thereof; domain names; and copyright registrations and applications for registration thereof; and a general description of service as software platforms owned by Borrower and each Subsidiary.
(b)          Schedule 5.23(b) (as updated concurrent with the delivery of the quarterly financial statements pursuant to Section 6.5(d)) sets forth a complete list of all Embedded Products, which are specific to the development in Borrower or any Subsidiary’s platform and/or software-based service offerings, excluding any Open Source Software (as defined below) and including but not limited to third party proprietary software, that are used by Borrower or any Subsidiary and reasonably necessary for the operation of their respective businesses after reasonable investigation by Borrower or such Subsidiary (collectively “Third Party IP”), and all licenses, sublicenses and other agreements related to the use of such Third Party IP pursuant to which Borrower or any Subsidiary is a licensee (collectively “TPI Agreements”).  Neither Borrower nor any Subsidiary is in violation of any such TPI Agreements, except for violations that could not reasonably be expected to result in a Material Adverse Effect.
(c)          Schedule 5.23(c)(1) (as updated concurrent with the delivery of the quarterly financial statements pursuant to Section 6.5(d)) sets forth a complete list of all open source software used by Borrower or any Subsidiary and used in the development of Borrower’s or such Subsidiary’s platform and/or software-based service offerings for the operation of their respective businesses (collectively, “Open Source Software”) and the corresponding URLs identifying the location of any license agreements, if any, related to the use of such Open Source Software (collectively, “OSS Agreements”).  Neither Borrower nor any Subsidiary is in violation of any OSS Agreement that could reasonably be expected to result in a Material Adverse Effect.  Neither Borrower nor any Subsidiary is contractually obligated to license and/or disclose the source code for any non-Open Source Software aspects of Borrower’s or such Subsidiary’s software products or services to third parties as a result of Borrower’s or such Subsidiary’s use of such Open Source Software.  Neither Borrower nor any Subsidiary is otherwise contractually obligated to pay in excess of $100,000, in the aggregate, compensation to any third party with respect to any Proprietary Rights (collectively, “Specified Contractual Obligations”).  Schedule 5.23(c)(2) (as updated concurrent with the delivery of the quarterly financial statements pursuant to Section 6.5(d)) sets forth a complete list of Borrower and any Subsidiary’s Specified Contractual Obligations in excess of $20,000.
(d)          (i) Neither Borrower or any Subsidiary has infringed on any intellectual property rights of any third party and (ii) none of the Proprietary Rights infringes on any intellectual property rights of any third party.
(e)          Except for those claims which could reasonably be expected to result in a Material Adverse Effect as disclosed on Schedule 5.23(e), no claims with respect to the Proprietary Rights are pending or, to the knowledge of Borrower or any Subsidiary, threatened against Borrower or any Subsidiary (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as now manufactured, sold, licensed or used by Borrower or any Subsidiary infringes on any intellectual property rights of any third party, or (ii) challenging the ownership by Borrower or any Subsidiary, or the validity, of any such Proprietary Rights.
(f)          Except as disclosed on Schedule 5.23(f), neither Borrower or any Subsidiary is restricted (i) from selling, licensing or otherwise distributing any of their products or services to any class or type of customers or through any type of channel in any geographic area or during any period of time, or (ii) from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party.  Borrower has delivered, and has caused each Subsidiary to deliver, to Collateral Agent correct and complete copies of all such agreements (as amended to date).
(g)          Borrower and each Subsidiary has taken all security measures necessary in its reasonable discretion to safeguard and maintain its property rights in all Proprietary Rights owned by Borrower or such Subsidiary and used by it.  All officers, employees and consultants of Borrower and each Subsidiary who have access to proprietary information for the purpose of developing or overseeing the development of new Proprietary Rights (“Services”) have executed and delivered to Borrower or such Subsidiary, as applicable, an agreement regarding the protection of proprietary information, and the assignment to or ownership by Borrower or such Subsidiary of all Proprietary Rights arising from the Services performed for Borrower or such Subsidiary by such Persons.  No current or prior officer, employee or consultant of Borrower or any Subsidiary claims, and neither Borrower nor any Subsidiary is aware of any grounds to assert a claim to, or any ownership interest in, any Proprietary Right as a result of having been involved in the development of such property while employed by or consulting to Borrower, any Subsidiary or otherwise.  Except as disclosed on Schedule 5.23(g), all of the computer software products within the Proprietary Rights owned by Borrower or any Subsidiary have been developed by employees of Borrower or such Subsidiary within the scope of their employment, as a “work made for hire”, or by consultants who have assigned all rights to such products to Borrower or such Subsidiary or have otherwise been assigned by such employees or consultants to Borrower or such Subsidiary.
(h)          Except as described in Schedule 5.23(h) and except for any payments received from customers for products and services provided in the ordinary course of business no government funding or university or college resources or facilities were used in the development of the Proprietary Rights.
(i)          Notwithstanding anything in this Agreement to the contrary, neither Borrower nor any Subsidiary shall be in breach of this Section 5.23 for any unintentional omission from Schedule 5.23(a), (b), (c)(1) or (f) or the delivery requirement in Section 5.23(f), provided that any such omission is disclosed within thirty (30) days of Borrower’s or any Subsidiary’s discovery of such omission.
Section 5.24          Private Offering.  No form of general solicitation or general advertising was used by the Loan Parties or their respective representatives in connection with the offer or sale of the Purchased Securities to Lender and Collateral Agent pursuant to this Agreement.  No registration of the Purchased Securities pursuant to the provisions of the Securities Act or the state securities or “blue sky” laws will be required for the offer, sale or issuance of the Purchased Securities to Lender and Collateral Agent pursuant to this Agreement.
Section 5.25          Labor Relations.  No Loan Party has committed or is engaged in any unfair labor practice (as defined in the National Labor Relations Act of 1947 and the regulations thereunder, in each case, as amended).  There is (a) no material unfair labor practice complaint pending or threatened against the Loan Parties before the National Labor Relations Board and no material grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the Knowledge of the Loan Parties, threatened, (b) no strike, labor dispute, slowdown or stoppage pending or, to the Knowledge of the Loan Parties, threatened against the Loan Parties, and (c) no union representation question existing with respect to the employees of the Loan Parties, and, no union organizing activities are taking place.  Except as set forth on Schedule 5.25, there is no employment contract with any employee of the Loan Parties and the employment of all employees of the Loan Parties are terminable at will without penalty or severance obligation of any kind.  Each Loan Party is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.  No Loan Party is a party to any collective bargaining agreement.
Section 5.26          Potential Conflicts of Interests.  Except as set forth on Schedule 5.26, no officer, director or manager (or equivalent Person) or member, stockholder or other security holder of any Loan Party: (a) is an officer, director, manager, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Loan Parties; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Loan Parties use or contemplate using in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to any Loan Party, except for advances in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and reasonable and customary expense reimbursements existing on the date hereof.
Section 5.27          SEC Reports.  Except as disclosed to Collateral Agent with respect to any filings required prior to the Closing Date which would not reasonably be expected to result in a Material Adverse Effect, Borrower has filed all reports, schedules, forms, statements and other documents required to be filed by Borrower under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Borrower was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  Borrower has never been an issuer subject to Rule 144(i) under the Securities Act. The financial statements of Borrower included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.
Section 5.28          Listing and Maintenance Requirements.  The common stock of Borrower is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Borrower has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the common stock of Borrower under the Exchange Act nor has the Borrower received any notification that the Commission is contemplating terminating such registration. Borrower has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the common stock of Borrower is or has been listed or quoted to the effect that Borrower is not in compliance with the listing or maintenance requirements of such Trading Market. Borrower is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements. The common stock of Borrower is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and the Borrower is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.
Section 5.29          Related Agreements.
(a)          Borrower has heretofore furnished Collateral Agent a true and correct copy of the Related Agreements.
(b)          Borrower and each of its Subsidiaries and, to Borrower’s knowledge, each other party to the Related Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby.
(c)          The Related Transactions will comply in all material respects with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by Borrower and each of its Subsidiaries and, to Borrower’s knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect.  As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent governmental authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions.

(d)          The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on Borrower and/or any of its Subsidiaries or, to Borrower’s knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, material instrument or other material document, or any judgment, order or decree, to which Borrower and/or any of its Subsidiaries is a party or by which Borrower and/or any of its Subsidiaries is bound or, to Borrower’s knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound.
(e)          No statement or representation made in the Related Agreements by Borrower and/or any of its Subsidiaries or, to Borrower’s knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.
Section 5.30          Collective Enterprise.  Borrower and its Subsidiaries are engaged in the businesses of providing cloud based Platform-as-a-Service (PaaS) and Software-as-a-Service (SaaS) products to the health insurance, media and education verticals as of the date hereof, as well as in certain other related businesses.  These operations require financing on a basis such that the credit supplied can be made available from time to time to Borrower, as required for the continued successful operation of Borrower and its Subsidiaries taken as a whole.  Borrower and its Subsidiaries have requested the Lenders to make credit available hereunder to Borrower primarily for the purposes of Section 6.11 and generally for the purposes of financing the operations of Borrower and its Subsidiaries.  Each of Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors of each of Borrower and each of its Subsidiaries has determined that Borrower and such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of Borrower and each of its Subsidiaries (collectively, the “Obligors”) is dependent on the continued successful performance of the functions of the group as a whole.  Borrower acknowledges, on behalf of itself and each of its Subsidiaries, that, but for the agreement of each of the other Obligors to execute and deliver this Agreement and the other Loan Documents, the Lenders would not have made available the Term Loan established hereby on the terms set forth herein.
Section 5.31          Amended SEC Reports.  All filings made by Borrower and its Subsidiaries, as amended (if applicable), comply in all material respects with the requirements of the Exchange Act.
SECTION 6.          AFFIRMATIVE COVENANTS.
So long as any Obligations hereunder remain outstanding (other than contingent indemnification obligations for which no claim for payment has yet been asserted), Borrower agrees that:

Section 6.1          Maintenance of Business.  Borrower shall, and shall cause each Subsidiary to, preserve and maintain its existence.  Borrower shall, and shall cause each Subsidiary to, preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights, and other proprietary rights necessary to the proper conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.2          Maintenance of Properties.  Borrower shall, and shall cause each Subsidiary to, maintain, preserve, and keep its property, plant, and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all needful and proper repairs, renewals, replacements, additions, and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 6.3          Taxes and Assessments.  Borrower shall duly pay and discharge, and shall cause each Subsidiary to duly pay and discharge, all taxes, rates, assessments, fees, and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.
Section 6.4          Insurance.  Borrower shall insure and keep insured, and shall cause each Subsidiary to insure and keep insured, with reputable insurance companies, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks (including flood insurance with respect to any improvements on real Property consisting of building or parking facilities in an area designated by a governmental body as having special flood hazards), and in such amounts, as are insured by Persons similarly situated and operating like Properties, but in no event at any time in an amount less than the replacement value of the Collateral.  Borrower shall also maintain, and shall cause each Subsidiary to maintain, insurance with respect to the business of Borrower and its Subsidiaries, covering commercial general liability, statutory worker’s compensation and occupational disease, statutory structural work act liability, and business interruption and such other risks with reputable insurance companies, in such amounts and on such terms as Collateral Agent shall reasonably request, but in any event as and to the extent usually insured by Persons similarly situated and conducting similar businesses.  Borrower shall in any event maintain insurance on the Collateral to the extent required by the Collateral Documents.  All such policies of insurance shall contain satisfactory lender’s loss payable endorsements, naming Collateral Agent as a lender’s loss payable, assignee or additional insured, as appropriate, as its interest may appear, and showing only such other loss payees, assignees and additional insureds as are satisfactory to Collateral Agent.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days’ prior written notice to Collateral Agent in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Collateral Agent shall not be impaired or invalidated by any act or neglect of Borrower, any of its Subsidiaries, or the owner of the premises or Property or by the occupation of the premises for purposes more hazardous than are permitted by said policy.  Borrower shall deliver to Collateral Agent (a) on the date of this Agreement, and at such other times as Collateral Agent shall reasonably request, certificates evidencing the maintenance of insurance required hereunder, (b) prior to the termination of any such policies, certificates evidencing the renewal thereof, and (c) promptly following request by Collateral Agent, copies of all insurance policies of Borrower and its Subsidiaries.  Borrower also agrees to deliver to Collateral Agent, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.
Section 6.5          Financial Reports.  Borrower shall, and shall cause each Subsidiary to, maintain a standard system of accounting in accordance with GAAP and shall furnish to Collateral Agent and its duly authorized representatives such information respecting the business and financial condition of Borrower and each Subsidiary as Collateral Agent may reasonably request; and without any request, shall furnish to Collateral Agent:
(a)          if requested by Collateral Agent, as soon as available, and in any event no later than three (3) days after the last day of each calendar week of Borrower (other than the calendar week ending on the last day of the fiscal year of Borrower), a copy of a report of the revenue of Borrower and its Subsidiaries attributable to the GPA Learn software platform for such calendar week and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to Collateral Agent;
(b)          as soon as available, and in any event no later than fifteen (15) days after the last day of each calendar month, a Borrowing Base Certificate delivered to Senior Lender showing the computation of the Borrowing Base (as defined in the Senior Debt Agreement) in reasonable detail as of the close of business on the last day of such month, together with an accounts receivable and accounts payable aging, prepared by Borrower and certified to by its chief financial officer or another officer of Borrower acceptable to Collateral Agent;
(c)          as soon as available, and in any event no later than thirty (30) days after the last day of each calendar month of Borrower (other than the calendar month ending on the last day of the fiscal year of Borrower), a copy of a report of the revenue of Borrower and its Subsidiaries attributable to the GPA Learn software platform  for such calendar month and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP and certified to by its chief financial officer or such other officer acceptable to Collateral Agent;
(d)          as soon as available, and in any event no later than the earlier of (i) the date Borrower files such documents with the SEC (if Borrower is then a Reporting Company) or (ii) forty-five (45) days after the last day of each fiscal quarter of Borrower, including the fiscal quarter ending on the last day of the fiscal year of Borrower, (i) a copy of the consolidated and consolidating balance sheet of Borrower and its Subsidiaries as of the last day of such period and the consolidated and consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for such fiscal quarter and the fiscal year-to-date period then ended, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by Borrower in accordance with GAAP, reviewed pursuant to Statement on Auditing Standards No. 116 (or any successor statement) and certified to by Borrower’s chief financial officer or such other officer acceptable to Collateral Agent, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” covering the periods referred to above and, if Borrower is then a Reporting Company, the disclosures required by Item 307 and 308 of Regulation S-K under the Exchange Act (all of the foregoing financial information to be prepared on a basis consistent with applicable SEC requirements if Borrower then has a class of securities registered under the Exchange Act) and (ii) a company prepared income statement showing the performance in respect of the assets acquired pursuant to the Asset Purchase;
(e)          as soon as available, and in any event no later than the earlier of (i) the date Borrower files such documents with the SEC for each Fiscal Year (if Borrower is then a Reporting Company) or (ii) than ninety (90) days after the last day of each fiscal year of Borrower, (1) a copy of the consolidated balance sheet of Borrower and its Subsidiaries as of the close of such period and the consolidated statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of LJ Soldinger Associates, LLC or another firm of independent public accountants of recognized national standing, selected by Borrower and satisfactory to Collateral Agent, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of Borrower and its Subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” covering the periods referred to above and, if Borrower is then a Reporting Company, the disclosures required by Item 307 and 308 of Regulation S-K under the Exchange Act (all of the foregoing financial information to be prepared on a basis consistent with applicable SEC requirements if Borrower then has a class of securities registered under the Exchange Act), and (2) a copy of the company prepared consolidating balance sheet of Borrower and its Subsidiaries as of the close of such period and the consolidating statements of income, retained earnings, and cash flows of Borrower and its Subsidiaries for such period, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year;
(f)          with each of the financial statements delivered pursuant to subsections (d) and (e) above, (i) if Borrower is then a Reporting Company, certifications of each of Borrower’s chief executive officer and chief financial officer in the form required by 601(b)(31) of Regulation S-K under the Exchange Act and (ii) a written certificate in the form attached hereto as Exhibit C signed by the chief financial officer of Borrower or another officer of Borrower acceptable to Collateral Agent to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or any Subsidiary to remedy the same.  Such certificate shall also set forth the calculations supporting such statements in respect of Section 7.12 (Financial Covenants);

(g)          with each of the financial statements delivered pursuant to subsection (e) above, the written statement of the accountants who certified the audit report thereby required that in the course of their audit they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of any such Default or Event of Default, they shall disclose in such statement the nature and period of the existence thereof;
(h)          as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of Borrower, a copy of Borrower’s consolidated and consolidating business plan for the following fiscal year, such business plan to show Borrower’s projected consolidated and consolidating revenues, expenses and balance sheet on a quarter by quarter/month by month basis, such business plan to be in reasonable detail prepared by Borrower and in form satisfactory to Collateral Agent (which shall include a summary of all assumptions made in preparing such business plan);
(i)          promptly after receipt thereof, any additional written reports, management letters or other detailed information contained in writing concerning significant aspects of Borrower’s or any Subsidiary’s operations and financial affairs given to it by its independent public accountants;
(j)          promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by Borrower or any Subsidiary to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by Borrower or any Subsidiary with any securities exchange or the SEC or any successor agency;
(k)          promptly after receipt thereof, a copy of each audit made by any regulatory agency of the books and records of Borrower or any Subsidiary or of notice of any material noncompliance with any applicable law, regulation or guideline relating to Borrower or any Subsidiary, or its business;
(l)          promptly after knowledge thereof shall have come to the attention of any responsible officer of Borrower or any Subsidiary, written notice of (i) any threat, notice, development or action of any kind received from, or taken by, Sandton in respect of any claimed Lien of any kind on or with respect to the assets or other Property of Borrower or any Subsidiary, (ii) any investigation by any Governmental Authority or any material development with respect thereto, (iii) any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against Borrower or any Subsidiary or any of their Property or any other event which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (iv) (x) the occurrence of any Default or Event of Default hereunder and what action Borrower is taking (and proposed to take) with respect thereto and (y) any development or other information outside the ordinary course of business of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;
(m)          promptly upon receipt by Borrower or any Subsidiary, written notice of any default notice given to any such Person in writing by any creditor to which any Loan Party has material debt or other obligations; and

(n)          such other information (including non‑financial information) as Collateral Agent or any Lender may from time to time reasonably request.
Section 6.6          Inspection.  Borrower shall, and shall cause each Subsidiary to, permit Collateral Agent and its duly authorized representatives and agents to visit and inspect any of its Property, corporate books, and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision Borrower hereby authorizes such accountants to discuss with Collateral Agent the finances and affairs of Borrower and its Subsidiaries) at such reasonable times and intervals as Collateral Agent may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to Borrower and during normal business hours.
Section 6.7          ERISA.  Borrower shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property.  Borrower shall, and shall cause each Subsidiary to, promptly notify Collateral Agent of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiary with respect to any post retirement Welfare Plan benefit.
Section 6.8          Compliance with Laws.
(a)          Borrower shall, and shall cause each Subsidiary to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non- compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property.
(b)          Without limiting the agreements set forth in Section 6.8(a) above, Borrower shall, and shall cause each Subsidiary to, at all times, do the following to the extent the failure to do so, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:  (i) comply in all material respects with, and maintain each of the Premises in compliance in all material respects with, all applicable Environmental Laws; (ii) require that each tenant and subtenant, if any, of any of the Premises or any part thereof comply in all material respects with all applicable Environmental Laws; (iii) obtain and maintain in full force and effect all material governmental approvals required by any applicable Environmental Law for operations at each of the Premises; (iv) cure any material violation by it or at any of the Premises of applicable Environmental Laws; (v) not allow the presence or operation at any of the Premises of any (1) landfill or dump or (2) hazardous waste management facility or solid waste disposal facility as defined pursuant to RCRA or any comparable state law; or (vi) not manufacture, use, generate, transport, treat, store, release, dispose or handle any Hazardous Material at any of the Premises except in the ordinary course of its business and in de minimis amounts.

(c)          Borrower shall, and shall cause each Subsidiary to, (i) within ten (10) Business Days notify Collateral Agent in writing of and provide any reasonably requested documents upon learning of any of the following in connection with Borrower or any Subsidiary or any of the Premises:  (1) any material liability for response or corrective action, natural resource damage or other harm pursuant to CERCLA, RCRA or any comparable state law; (2) any material Environmental Claim; (3) any material violation of an Environmental Law or material Release, threatened Release or disposal of a Hazardous Material; (4) any restriction on the ownership, occupancy, use or transferability arising pursuant to any (x) Release, threatened Release or disposal of a Hazardous Material or (y) Environmental Law; or (5) any environmental, natural resource, health or safety condition, which could reasonably be expected to have a Material Adverse Effect; (ii) conduct at its expense any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any material Release, threatened Release or disposal of a Hazardous Material as required by any applicable Environmental Law; (iii) abide by and observe any restrictions on the use of the Premises imposed by any Governmental Authority as set forth in a deed or other instrument affecting Borrower’s or any Subsidiary’s interest therein; (iv) promptly provide or otherwise make available to Collateral Agent any reasonably requested environmental record concerning the Premises which Borrower or any Subsidiary possesses or can reasonably obtain; and (v) perform, satisfy, and implement any operation or maintenance actions required by any Governmental Authority or Environmental Law, or included in any no further action letter or covenant not to sue issued by any Governmental Authority under any Environmental Law.
Section 6.9          Compliance with OFAC Sanctions Programs.
(a)          Borrower shall at all times comply with the requirements of all OFAC Sanctions Programs applicable to Borrower and shall cause each of its Subsidiaries to comply with the requirements of all OFAC Sanctions Programs applicable to such Subsidiary.
(b)          Borrower shall provide Collateral Agent any information regarding Borrower, its Affiliates, and its Subsidiaries necessary for Collateral Agent to comply with all applicable OFAC Sanctions Programs; subject however, in the case of Affiliates, to Borrower’s ability to provide information applicable to them.
(c)          If Borrower obtains actual knowledge or receives any written notice that Borrower, any Affiliate or any Subsidiary is named on the then current OFAC SDN List (such occurrence, an “OFAC Event”), Borrower shall promptly (i) give written notice to Collateral Agent of such OFAC Event, and (ii) comply with all applicable laws with respect to such OFAC Event (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Sanctions Programs, and Borrower hereby authorizes and consents to Collateral Agent taking any and all steps Collateral Agent deems necessary, in its sole discretion, to avoid violation of all applicable laws with respect to any such OFAC Event, including the requirements of the OFAC Sanctions Programs (including the freezing and/or blocking of assets and reporting such action to OFAC).
Section 6.10          Formation of Subsidiaries.  Promptly upon the formation or acquisition of any Subsidiary, Borrower shall provide Collateral Agent notice thereof and timely comply with the requirements of Section 6.12 (at which time Schedule 5.2 shall be deemed amended to include reference to such Subsidiary).  Borrower shall not, nor shall it permit any Subsidiary to, form or acquire any Foreign Subsidiary.
Section 6.11          Use of Proceeds; Margin Stock.  Borrower shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 5.4.  Neither Borrower nor any Subsidiary will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock or in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Term Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
Section 6.12          Guaranties and Collateral.  (a) Guaranties.  The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect Subsidiary of Borrower pursuant to one or more guaranty agreements in form and substance acceptable to Collateral Agent (as the same may be amended, restated, supplemented, or otherwise modified from time to time individually a “Guaranty” and collectively the “Guaranties” and each such Subsidiary executing and delivering a Guaranty being referred to herein as a “Guarantor” and collectively the “Guarantors”).
(b)          Collateral.  The Obligations shall be secured by valid, perfected, and enforceable Liens on all right, title, and interest of Borrower and each Subsidiary in all of their accounts, chattel paper, instruments, documents, general intangibles, letter of credit rights, supporting obligations, deposit accounts, investment property, inventory and farm products, equipment, fixtures, commercial tort claims, real estate and certain other Property, whether now owned or hereafter acquired or arising, and all proceeds thereof; provided, however, that unless requested by Collateral Agent following the occurrence and continuance of an Event of Default, (i) Liens on vehicles which are subject to a certificate of title law need not be perfected provided that the total value of such property at any one time not so perfected shall not exceed $150,000 in the aggregate and (ii) Liens on deposit accounts for petty cash supporting local operations so long as the amounts on deposit in such deposit accounts do not exceed (x) $10,000 for any one (1) such deposit account and (y) $25,000 for all such deposit accounts in the aggregate.  Borrower acknowledges and agrees that the Liens on the Collateral shall be valid and perfected Liens subject, however, to the proviso appearing at the end of the preceding sentence, in each case pursuant to one or more Collateral Documents from such Persons, each in form and substance satisfactory to Collateral Agent.
(c)          Liens on Real Property.  In the event that Borrower or any Subsidiary owns or hereafter acquires any real property, Borrower shall, or shall cause such Subsidiary to, execute and deliver to Collateral Agent a mortgage or deed of trust acceptable in form and substance to Collateral Agent for the purpose of granting to Collateral Agent (or a security trustee therefor) a Lien on such real property to secure the Obligations, shall pay all taxes, costs, and expenses incurred by Collateral Agent in recording such mortgage or deed of trust, and shall supply to Collateral Agent at Borrower’s cost and expense a survey, environmental report, hazard insurance policy, appraisal report, and a mortgagee’s policy of title insurance from a title insurer acceptable to Collateral Agent insuring the validity of such mortgage or deed of trust and its status as a first Lien (subject to Liens expressly permitted by this Agreement) on the real property encumbered thereby and such other instrument, documents, certificates, and opinions reasonably required by Collateral Agent in connection therewith; provided, however, that Borrower and its Subsidiaries shall not be required to grant a Lien to Collateral Agent on real properties owned by Borrower and its Subsidiaries having a value of less than $100,000 in the aggregate for all such real properties owned by Borrower and its Subsidiaries.
(d)          Further Assurances.  Borrower agrees that it shall, and shall cause each Subsidiary to, from time to time at the request of Collateral Agent, execute and deliver such documents and do such acts and things as Collateral Agent may reasonably request in order to provide for or perfect or protect Collateral Agent’s Liens on the Collateral.
Section 6.13          Accounts.  Each deposit account or securities account of Borrower or any Subsidiary shall at all times be maintained with an institution that has entered into a control agreement with Collateral Agent and the applicable Borrower or Subsidiary granting “control” (as defined in the UCC) of such accounts to Collateral Agent upon payment in full of the Senior Debt and otherwise in form and substance satisfactory to Collateral Agent, and in a structure acceptable to Collateral Agent. Notwithstanding the foregoing, a control agreement shall not be required for deposit accounts for petty cash supporting local operations so long as the amounts on deposit in such deposit accounts do not at any time exceed $10,000 in the aggregate for all such accounts.
Section 6.14          Reserved.
Section 6.15          Maintenance of Proprietary Rights.  Borrower shall, and shall cause each Subsidiary to:
(a)          Continue to own, or be licensed, or otherwise possess legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights used by it (in each case, free and clear of any Liens other than Permitted Liens) (other than licenses granted to customers in the ordinary course of business and licenses and rights granted to certain resellers and distribution partners in the ordinary course of business), without any obligation to pay fees, royalties or other amounts in excess of $100,000, in the aggregate, with respect thereto (except in connection with the sale by any Borrower of its products in the ordinary course of its business).
(b)          Not violate any TPI Agreements or any OSS Agreements in any respect that could reasonably be expected to result in a Material Adverse Effect, and each such TPI Agreement and OSS Agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date (except for such licenses, sublicenses or agreements that are replaced or do not affect the value of Borrower’s or any Subsidiary’s Proprietary Rights and subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally).
(c)          Continue to be the sole and exclusive owner of the Proprietary Rights used by it (free and clear of any Liens except Permitted Liens) and continue to have the sole and exclusive rights to the use, license, sell and distribute all material covered thereby in connection with the services or products in respect of which such Proprietary Rights are currently being used, sold, licensed or distributed (other than licenses granted to customers in the ordinary course of business and licenses and rights granted to certain resellers and distribution partners in the ordinary course of business).  Neither Borrower nor any Subsidiary shall become contractually obligated to license and/or disclose the source code for any non-Open Source Software aspects of Borrower’s or such Subsidiary’s software products or services to third parties as a result of Borrower’s or such Subsidiary’s use of such Open Source Software.
(d)          Except as could not reasonably be expected to result in a Material Adverse Effect, not infringe any intellectual property rights of any third party.
(e)          Except for those claims which could not reasonably be expected to result in a Material Adverse Effect, promptly notify Collateral Agent of any claims with respect to the Proprietary Rights made or, to the knowledge of Borrower or any Subsidiary, threatened against Borrower or any Subsidiary, (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as then manufactured, sold, licensed or used by Borrower or any Subsidiary infringes on any intellectual property rights of any third party or (ii) challenging the ownership by Borrower or any Subsidiary, or the validity, of any such Proprietary Rights.
(f)          Except as disclosed on Schedule 5.23(f), not enter into or be bound by any agreement under which Borrower or any Subsidiary is restricted, (i) from selling, licensing or otherwise distributing any of its products or services to any class or type of customers or through any type of channel in any geographic area or during any period of time, or (ii) from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party.
(g)          Take all security measures necessary in Borrower’s reasonable discretion to safeguard and maintain its property rights in all Proprietary Rights owned by Borrower or such Subsidiary and used by it.  Borrower shall, and shall cause each Subsidiary to, cause all officers, employees and consultants of Borrower or any Subsidiary who have access to proprietary information for the purpose of developing or overseeing the development of new Proprietary Rights for the purpose of Services to execute and deliver to Borrower or such Subsidiary an agreement regarding the protection of proprietary information, and assignment to or ownership by Borrower or such Subsidiary of all Proprietary Rights arising from the Services performed for Borrower or such Subsidiary by such Persons.  Borrower shall promptly notify Collateral Agent if Borrower or any Subsidiary becomes aware of any officer, employee or consultant of Borrower or any Subsidiary having grounds to assert a claim to, or any ownership interest in, any Proprietary Rights as a result of having been involved in the development of such property while employed by or consulting to Borrower or any Subsidiary or otherwise.  Except as disclosed on Schedule 5.23(g), all of the computer software products within the Proprietary Rights owned by Borrower or any Subsidiary shall be developed by employees of such Subsidiary within the scope of their employment, as a “work made for hire”, or by consultants who assign all rights to such products to Borrower or such Subsidiary or have otherwise been assigned by such employees or consultants to Borrower or such Subsidiary.
(h)          Except for any payments received from customers for products and services provided in the ordinary course of business, not use government funding or university or college resources or facilities in the development of Proprietary Rights.

(i)          Give fifteen (15) days’ advance notice to Collateral Agent of before filing any applications for registration of any copyrights with the United States Copyright Office.
Section 6.16          Post Closing Covenants.  Borrower shall satisfy the requirements and/or provide to Collateral Agent each of the documents, instruments, agreements and information set forth on Schedule 6.16, in form and substance acceptable to Collateral Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by Collateral Agent in its sole discretion, each of which shall be completed or provided in form and substance satisfactory to Collateral Agent.
Section 6.17          Reserved.
Section 6.18          Warrants.  Only Borrower shall issue warrants, and Borrower shall only issue warrants that are exercisable for shares of common capital stock of Borrower.  Prior to the issuance by Borrower of any warrants, Borrower shall properly authorize and set aside the number of shares of common capital stock needed in respect of such warrants to be issued so that the number of shares of common capital stock needed in respect of all outstanding warrants, including, without limitation, such warrants to be newly issued, are authorized and set aside for issuance.  In respect of any and all warrants exercised by any holder thereof, Borrower agrees that it shall issue and deliver, and shall only issue and deliver, certificates of common capital stock to the holder thereof (it being acknowledged and agreed that as set forth in Section 7.6 in no event shall any cash payment of any kind be made in respect of any warrant other than the BIP Warrant).
Section 6.19          Board Observer.  Borrower shall hold regular meetings of its board of directors (or equivalent governing body) at least once per calendar quarter and shall permit all members of management reasonably requested by Collateral Agent to attend such meetings and be available to discuss the affairs of Borrower and it Subsidiaries.  Collateral Agent shall be entitled to designate one (1) observer (the “Observer”) of the board of directors (or equivalent governing body) of Borrower, and any committee thereof, which Observer shall receive (at the same time and in the same manner provided to the directors) notice of and copies of all materials provided to directors in connection with, and shall be entitled to attend, at Borrower’s expense, all meetings of the board of directors (or equivalent governing body) of such Loan Party, and any committee thereof.  Collateral Agent shall also receive (at the same time and in the same manner provided to the directors) notice of and copies of all materials provided to the directors in connection with any actions to be taken by written consent of the board of directors (or equivalent governing body) of each Loan Party, and any committee thereof.  Borrower shall reimburse Collateral Agent for all reasonable expenses (including all reasonable travel, meal and lodging expenses) incurred by the Observer (and any such additional guests) in connection with attending any meetings described above.  If an issue is to be discussed or otherwise arises at any meeting of the board of directors or committee thereof which, in the reasonable good faith judgment of the board of directors, is not appropriate to be discussed in the presence of the Observer in order to preserve an attorney-client privilege or to discuss the Obligations or any other matter involving the relationship between the Borrower and its Subsidiaries, on the one hand, and the Collateral Agent and/or Lenders, on the other hand, then such issue may be discussed without the Observer being present, so long as the Observer is given notice of the occurrence of such judgment by the board of directors and that the Observer is being excused.

The Observer shall not be entitled to vote on any matters submitted to the board of directors or any committee.  The appointment of the Observer to the board of directors shall not limit the ability of the board of directors to take action without a meeting so long as such action is permissible under applicable law and this Agreement and prompt notice of such action is provided to the Collateral Agent.
Section 6.20          Reporting.  Borrower will file complete and correct SEC Reports within the time period required by the SEC or any other applicable self-regulatory authority therefor, as applicable.
SECTION 7.          NEGATIVE COVENANTS.
So long as all or any portion of the Obligations hereunder remain outstanding (other than contingent indemnification obligations for which no claim for payment has yet been asserted), Borrower agrees that:
Section 7.1          Borrowings and Guaranties.  Borrower shall not, nor shall it permit any Subsidiary to, issue, incur, assume, create or have outstanding any Indebtedness for Borrowed Money, or be or become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person, or otherwise agree to provide funds for payment  of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another, or subordinate any claim or demand it may have to the claim or demand of any other Person; provided that the foregoing shall not restrict or operate to prevent:
(a)          the Obligations of Borrower and its Subsidiaries owing to Collateral Agent and the Lenders under the Loan Documents and other indebtedness and obligations of such Persons owing to Collateral Agent and the Lenders;
(b)          purchase money indebtedness and Capitalized Lease Obligations of Borrower and its Subsidiaries in an amount not to exceed $460,000.00 in the aggregate at any one time outstanding;
(c)          [reserved];
(d)          Senior Debt under the Senior Debt Agreement in an aggregate principal amount not to exceed the Maximum First Lien Principal Amount (under and as defined in the Senor Lender Intercreditor Agreement) outstanding at any time;
(e)          indebtedness in the form of seller notes and earn-out obligations incurred in connection with Permitted Acquisitions; provided, however, that (i) such indebtedness shall at all times be subordinated to the Obligations pursuant to a Subordination Agreement in form and substance satisfactory to Collateral Agent, (ii) the aggregate outstanding principal amount of any and all such seller notes and earn-out obligations shall not at any time exceed $5,750,000, and (iii) such indebtedness shall at all times be unsecured;

(f)          indebtedness of Borrower to any Wholly-owned Subsidiary or indebtedness of any Wholly-owned Subsidiary to Borrower or another Wholly-owned Subsidiary; provided that such indebtedness shall be evidenced by a demand note in form and substance reasonably satisfactory to Collateral Agent and pledged and delivered to Collateral Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of Borrower hereunder in a manner reasonably satisfactory to Collateral Agent;
(g)          unsecured indebtedness of Borrower and its Subsidiaries not otherwise permitted by this Section in an amount not to exceed $143,750.00 in the aggregate at any one time outstanding;
(h)          the MGL Seller Note; provided, however, that (i) such indebtedness shall either (x) upon the prior written consent of Collateral Agent, be paid in full (it being understood and agreed that any such prior written consent of Collateral Agent shall require at a minimum that the Senior Lender shall have consented to such payment) or (y) no later than 60 days following the date hereof and at all times thereafter be subordinated to the Obligations pursuant to a Subordination Agreement, (ii) the aggregate outstanding principal amount of the MGL Seller Note shall not at any time exceed $1,600,000, and (iii) such indebtedness shall at all times be unsecured;
(i)          the Brainchild Earn-Out; provided, however, that (i) the maximum amount payable in respect of such indebtedness shall not exceed $201,250 and (ii) such indebtedness shall at all times be unsecured;
(j)          the Brainchild Put Right; provided, however, that (i) the maximum amount payable in respect of such indebtedness shall not exceed $575,000 and (ii) such indebtedness shall at all times be unsecured;
(k)          the DialedIn Earn-Out; provided, however, that (i) the maximum amount payable in respect of such indebtedness shall not exceed $57,500.
(l)          the DialedIn General Sales Commission; provided, however, that (i) the maximum amount payable in respect of such indebtedness shall not exceed $57,500 and (ii) such indebtedness shall at all times be unsecured; and
(m)          the DialedIn HP Sales Commission; provided, however, that (i) the maximum amount payable in respect of such indebtedness shall not exceed $57,500 and (ii) such indebtedness shall at all times be unsecured.
Section 7.2          Liens.  Borrower shall not, nor shall it permit any Subsidiary to, create, incur or permit to exist any Lien of any kind on any Property owned by any such Person; provided that the foregoing shall not apply to nor operate to prevent:
(a)          Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising under ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Borrower or any

Subsidiary is a party or other cash deposits required to be made in the ordinary course of business; provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefor;
(b)          mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business as a matter of law with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;
(c)          judgment liens and judicial attachment liens not constituting an Event of Default under Section 8.1(g) and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding;
(d)          Liens on equipment of Borrower or any Subsidiary created solely for the purpose of securing indebtedness permitted by Section 7.1(b), representing or incurred to finance the purchase price of such Property; provided that no such Lien shall extend to or cover other Property of Borrower or such Subsidiary other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;
(e)          any interest or title of a lessor or sublessor under any operating lease;
(f)          easements, rights of way, restrictions, zoning restrictions and other similar encumbrances or minor defects or other irregularities in title against real property incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower or any Subsidiary;
(g)          Liens granted in favor of Collateral Agent pursuant to the Collateral Documents; and
(h)          Liens granted in favor of Senior Lender pursuant to the Senior Debt Documents so long as such Lien is subject to the provisions of the Senior Lender Intercreditor Agreement.
Section 7.3          Investments, Acquisitions, Loans and Advances.  Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided that the foregoing shall not apply to or operate to prevent:
(a)          subject to Section 6.13, investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America, provided that any such obligations shall mature within one year of the date of issuance thereof;

(b)          subject to Section 6.13, investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P maturing within one year of the date of issuance thereof;
(c)          subject to Section 6.13, investments in certificates of deposit issued by the Senior Lender and by any United States commercial bank having capital and surplus of not less than $100,000,000 which have a maturity of one year or less;
(d)          subject to Section 6.13, investments in repurchase obligations with a term of not more than 7 days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in subsection (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
(e)          subject to Section 6.13, investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c), and (d) above;
(f)          investments constituting Permitted Acquisitions; and
(g)          other investments, loans, and advances in addition to those otherwise permitted by this Section in an amount not to exceed $143,750.00 in the aggregate at any one time outstanding.
In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.
Section 7.4          Mergers, Consolidations and Sales.  Borrower shall not, nor shall it permit any Subsidiary to, be a party to any merger or consolidation, or sell, transfer, lease or otherwise dispose of all or any part of its Property, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable; provided that this Section shall not apply to nor operate to prevent:
(a)          the sale or lease of inventory or platform and/or software-based service offerings in the ordinary course of business;
(b)          non-exclusive licensing of software in the ordinary course of business;
(c)          the sale, transfer or other disposition of any tangible personal property that, in the reasonable business judgment of Borrower or its Subsidiary, has become obsolete or worn out, and which is disposed of in the ordinary course of business;
(d)          upon at least five (5) Business Days prior written notice to Collateral Agent, any merger of or by any Wholly-owned Subsidiary into Borrower or into any other Wholly-owned Subsidiary;

(e)          the sale, transfer, lease or other disposition of Property (other than Receivables, software and intellectual property) of Borrower or any Subsidiary (including any disposition of Property as part of a sale and leaseback transaction) aggregating for Borrower and its Subsidiaries not more than $287,500.00 during any fiscal year of Borrower; and
(f)          mergers or consolidations constituting Permitted Acquisitions.
Section 7.5          Maintenance of Subsidiaries.  Borrower shall not assign, sell or transfer, nor shall it permit any Subsidiary to issue, assign, sell or transfer, any shares of capital stock or other equity interests of a Subsidiary; provided that the foregoing shall not operate to prevent (a) Liens on the capital stock or other equity interests of Subsidiaries granted to Collateral Agent on behalf of the Lenders pursuant to the Collateral Documents, (b) the issuance, sale, and transfer to any person of any shares of capital stock of a Subsidiary solely for the purpose of qualifying, and to the extent legally necessary to qualify, such person as a director of such Subsidiary and (c) any transaction permitted by Section 7.4(d) above.
Section 7.6          Dividends and Certain Other Restricted Payments.  Borrower shall not, nor shall it permit any Subsidiary to, (a) declare or pay any dividends on or make any other distributions in respect of any class or series of its capital stock or other equity interests or any warrants (including, without limitation, the Warrants ), options, or similar instruments to acquire the same (other than dividends or distributions payable solely in its capital stock or other equity interests), (b) directly or indirectly purchase, redeem, or otherwise acquire or retire any of its capital stock or other equity interests or any warrants (other than the BIP Warrant), options, or similar instruments to acquire the same, or (c) directly or indirectly pay management, consulting or similar fees to any Affiliate of Borrower or a Subsidiary, or (d) make any payment in respect of the Brainchild Earn-Out, the Brainchild Put Right, the DialedIn Earn-Out, the DialedIn General Sales Commission or the DialedIn HP Sales Commission, as applicable (collectively referred to herein as “Restricted Payments”); provided that the foregoing shall not operate to prevent the making of dividends or distributions by any Subsidiary to Borrower; provided further that,
(i) Borrower may pay to the Brainchild Seller the Brainchild Earn-Out, in accordance with the terms and conditions of Section 1.2.3 of the Brainchild Purchase Agreement in effect on the date hereof, so long as with respect to any proposed payment prior to and after giving effect to such proposed payment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) Borrower shall be in pro forma compliance with the financial covenants contained in Section 7.12 hereof as of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 6.5(d) hereof;
(ii) Borrower may pay to the Brainchild Seller the Brainchild Put Right, in accordance with the terms and conditions of Section 1.2.2 of the Brainchild Purchase Agreement in effect on the date hereof, so long as with respect to any proposed payment prior to and after giving effect to such proposed payment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) Borrower shall be in pro forma compliance with the financial covenants contained in Section 7.12 hereof as of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 6.5(d) hereof and (C) Borrower shall have Minimum Availability of no less than $1,000,000;
(iii)  Borrower may pay to the DialedIn EO Recipients the DialedIn Earn-Out, in accordance with the terms and conditions of Section 2.4 of the DialedIn Merger Agreement as in effect on the date hereof, so long as with respect to any proposed payment prior to and after giving effect to such proposed payment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) Borrower shall be in pro forma compliance with the financial covenants contained in Section 7.12 hereof as of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 6.5(d) hereof;
(iv) Borrower may pay to the DialedIn EO Recipients the DialedIn General Sales Commission, in accordance with the terms and conditions of the DialedIn Sales Commission Agreement as in effect on the date hereof, so long as with respect to any proposed payment prior to and after giving effect to such proposed payment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) Borrower shall be in pro forma compliance with the financial covenants contained in Section 7.12 hereof as of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 6.5(d) hereof;
(v) Borrower may pay to the DialedIn EO Recipients the DialedIn HP Sales Commission, in accordance with the terms and conditions of the DialedIn Sales Commission Agreement as in effect on the date hereof, so long as with respect to any proposed payment prior to and after giving effect to such proposed payment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) Borrower shall be in pro forma compliance with the financial covenants contained in Section 7.12 hereof as of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 6.5(d) hereof; and
(vi) Borrower may pay to the GPA Learn Seller the GPA Learn Royalty (including, but not limited to, any payments of the GPA Learn Royalties previously prohibited by the terms hereof), in accordance with the terms and conditions of the GPA Learn Royalty Agreement as in effect on the date hereof, so long as with respect to any proposed payment prior to and after giving effect to such proposed payment, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) Borrower shall be in pro forma compliance with the financial covenants contained in Section 7.12 hereof as of the most recent fiscal quarter for which Borrower has delivered financial statements pursuant to Section 6.5(d) hereof.
Section 7.7          Burdensome Contracts With Affiliates.  Borrower shall not, nor shall it permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates (other than as set forth on Schedule 5.14 hereto) on terms and conditions which are less favorable to Borrower or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other.  Borrower shall provide a copy to Collateral Agent of any contract, agreement or business arrangement entered into between Borrower or its Subsidiaries and any Affiliate thereof.

Section 7.8          No Changes in Fiscal Year.  The fiscal year of Borrower and its Subsidiaries ends on December 31 of each year; and Borrower shall not, nor shall it permit any Subsidiary to, change its fiscal year from its present basis.
Section 7.9          Change in the Nature of Business.  Borrower shall not, nor shall it permit any Subsidiary to, engage in any business or activity (other than related, ancillary or complimentary businesses and activities) if as a result the general nature of the business of Borrower or any Subsidiary would be changed in any material respect from the general nature of the business engaged in by it as of the Closing Date.
Section 7.10          No Restrictions.  Except pursuant to this Agreement, the other Loan Documents and the Senior Debt Documents, Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of Borrower or any Subsidiary to:  (a) pay dividends or make any other distribution on any Subsidiary’s capital stock or other equity interests owned by Borrower or any other Subsidiary, (b) pay any indebtedness owed to Borrower or any other Subsidiary, (c) make loans or advances to Borrower or any other Subsidiary, (d) transfer any of its Property to Borrower or any other Subsidiary except for (i) restrictions on the transfer of specific Property contained in agreements relating to indebtedness permitted hereunder securing such Property so long as such restrictions only apply to the specific Property securing such indebtedness, (ii) customary restrictions in leases, licenses and other contracts entered into in the ordinary course of business customarily restricting the assignment thereof and restrictions on licenses, sublicenses and assignments of intellectual property, and (iii) customary restrictions on the Disposition of any asset pursuant to an agreement with a Person who is not an Affiliate of the Borrower or its Subsidiaries to dispose of such asset to such Person to the extent such Disposition is permitted hereunder and so long as such restrictions only apply to the assets being sold, or (e) guarantee the Obligations and/or grant Liens on its assets to Collateral Agent on behalf of the Lenders as required by the Loan Documents.
Section 7.11          Constituent Documents and Subordinated Debt.  Borrower shall not, nor shall it permit any Subsidiary to, (a) amend or modify its Constituent Documents in any manner materially adverse to Collateral Agent or the Lenders, (b) amend or modify, or waive any rights under any, any Related Agreement, other than immaterial amendments, modifications and waivers not adverse to the interests of Collateral Agent or (c)(i) amend or modify any of the terms or conditions relating to Subordinated Debt (except to the extent permitted pursuant to the applicable Subordination Agreement), (ii) amend or modify any of the terms or conditions relating to Senior Debt (except to the extent permitted pursuant to the applicable Senior Lender Intercreditor Agreement), (iii) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (iv) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations, including, without limitation, any Subordination Agreement.  Notwithstanding the foregoing, Borrower may agree to a decrease in the interest rate applicable to Subordinated Debt or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.

Section 7.12          Financial Covenants.
(a)          Total Funded Debt/EBITDA Ratio.  As of the last day of each fiscal quarter of Borrower ending during the relevant period set forth below, Borrower shall not permit the Total Funded Debt/EBITDA Ratio to be greater than the corresponding ratio set forth opposite such period:
Period(s) Ending	Total Funded Debt/EBITDA Ratio shall not be greater than:

Fiscal quarter ending on or about 9/30/2016	3.45 to 1.00
Fiscal quarter ending on or about 12/31/2016	3.45 to 1.00
Fiscal quarter ending on or about 3/31/2017	3.45 to 1.00
Fiscal quarter ending on or about 6/30/2017	3.45 to 1.00
Fiscal quarter ending on or about 9/30/2017	3.45 to 1.00
Fiscal quarter ending on or about 12/31/2017 and at all times thereafter	3.45 to 1.00

(b)          Fixed Charge Coverage Ratio.  As of the last day of each fiscal quarter of Borrower ending during the relevant period set forth below, Borrower shall maintain a ratio of (i) EBITDA of Borrower and its Subsidiaries for the four fiscal quarters then ended, less the sum of (x) Unfinanced Capital Expenditures for such period and (y) Unfinanced Software Development Costs for such period, to (ii) Fixed Charges of Borrower and its Subsidiaries for the same four fiscal quarters then ended of not less than:
Period(s) Ending	Ratio shall not be less than:

Fiscal quarter ending on or about 9/30/2016	1.00 to 1.00
Fiscal quarter ending on or about 12/31/2016	1.00 to 1.00
Fiscal quarter ending on or about 3/31/2017	1.00 to 1.00
Fiscal quarter ending on or about 6/30/2017 and at all times thereafter	1.00 to 1.00

(c)          Software Development Costs.  Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Software Development Costs in an amount in excess of the following amounts for the following specified periods:  (i) $3,737,500 for the twelve (12) month period commencing as of July 1, 2016 through and including June 30, 2017 and (ii) $1,437,500 for the twelve (12) month period commencing as of July 1, 2017 through and including June 30, 2018 and each twelve (12) month period thereafter.  The amount of any Software Development Costs permitted to be made in respect of any twelve (12) month period shall be increased by 100% of the unused amount of Software Development Costs that were permitted to be made during the immediately preceding twelve (12) month period pursuant hereto.  Software Development Costs in any twelve (12) month period shall be deemed to use first, the amount permitted for such twelve (12) month period without giving effect to any carryover amount and, second, any amount permitted to be carried forward to such twelve (12) month period.

(d)          Operating Leases.  Borrower shall not, nor shall it permit any Subsidiary to, acquire the use or possession of any Property under a lease or similar arrangement, whether or not Borrower or any Subsidiary has the express or implied right to acquire title to or purchase such Property, at any time if, after giving effect thereto, the aggregate amount of fixed rentals and other consideration payable by Borrower and its Subsidiaries under all such leases and similar arrangements would exceed $230,000.00 during any fiscal year of Borrower.  Capital Leases shall not be included in computing compliance with this Section to the extent Borrower’s and its Subsidiaries’ liability in respect of the same is permitted by Section 7.1(b).
Section 7.13          Rate Management Arrangements.  No Loan Party will enter into Rate Management Agreements or become liable for liabilities arising from Rate Management Agreements except as approved by the Collateral Agent or as required under Section 6.14 of the Senior Debt Agreement.
Section 7.14          Real Property.  No Loan Party shall acquire any real property except as permitted by the Required Lenders.  As soon as reasonably practical after any permitted acquisition of real property, the Loan Party acquiring such real property shall deliver a perfected mortgage Lien in favor of the Collateral Agent, for the ratable benefit of the Lenders (and in form and substance acceptable to the Collateral Agent) on any after-acquired real property of Borrower or any of its Subsidiaries.
Section 7.15          Use of Collateral Agent’s or any Lender’s Name.  No Loan Party shall use the Collateral Agent’s or any Lender’s name in connection with any of its business operations other than disclosing the lending arrangement among Borrower and its Subsidiaries and the Lenders or as otherwise required by applicable law or regulation including, without limitation, as required by reporting requirements under the Exchange Act.  Nothing herein contained is intended to permit or authorize any Loan Party to make any contract on behalf of any Lender or the Collateral Agent.
Section 7.16          Material Impairment.  No Loan Party shall become or be a party to any contract or agreement which, in the reasonable business judgment of such Loan Party, materially impairs such Person’s ability to perform under this Agreement.
SECTION 8.          EVENTS OF DEFAULT AND REMEDIES.
Section 8.1          Events of Default.  Any one or more of the following shall constitute an “Event of Default” hereunder:
(a)          default in the payment when due of all or any part of the principal or interest of the Term Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), or default for a period of three (3) days shall occur in the payment when due of any fee or other Obligation payable hereunder or under any other Loan Document;
(b)          default in the observance or performance of any covenant set forth in Sections 6.1, 6.4, 6.5, 6.6, 6.11, 6.13, 6.15, 6.16, 6.18, 6.19, 6.20, 6.21 and Section 7 or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;

(c)          default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) written notice thereof is given to Borrower by Collateral Agent;
(d)          any representation or warranty made herein or in any other Loan Document or in any certificate furnished to Collateral Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) as of the date of the issuance or making or deemed making thereof;
(e)          any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected Lien in favor of Collateral Agent on behalf of the Lenders in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof, or any Subsidiary takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder;
(f)          default shall occur under any Indebtedness for Borrowed Money (other than the Senior Debt) issued, assumed or guaranteed by Borrower or any Subsidiary aggregating in excess of $115,000.00, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise);
(g)          any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against Borrower or any Subsidiary, or against any of its Property, in an aggregate amount in excess of $115,000.00 (except to the extent fully covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage), and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;
(h)          Borrower or any Subsidiary, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $115,000.00 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $115,000.00 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by Borrower or any Subsidiary, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against Borrower or any Subsidiary, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
(i)          any Change of Control shall occur;
(j)          Borrower or any Subsidiary shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 8.1(k);
(k)          a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any Subsidiary, or any substantial part of any of its Property, or a proceeding described in Section 8.1(j)(v) shall be instituted against Borrower or any Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;
(l)          (i) the occurrence of an “Event of Default” under Section 8.1(a) of the Senior Debt Agreement as in effect on the date hereof with respect to principal and/or interest in an aggregate amount in excess of $406,250 or (ii) the occurrence of any other breach or default, or the occurrence of any condition or event, with respect to the Senior Debt if the effect of such breach, default or occurrence is to cause the Senior Debt to become or be declared due and payable prior to its stated maturity;
(m)          any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by Borrower or any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect or enforceable; or Borrower, any Subsidiary or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision or breach any provision in any such subordination agreement;
(n)          any court, government or Governmental Authority shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion of the Property of any Loan Party; or
(o)          any investigation or proceeding before or by any Governmental Authority could reasonably be expected to have a Material Adverse Effect.

Section 8.2          Non Bankruptcy Defaults.  When any Event of Default (other than those described in Section 8.1(j) or (k) with respect to Borrower) has occurred and is continuing, Collateral Agent may, by written notice to Borrower declare the principal of and the accrued interest on the Term Loan to be forthwith due and payable and thereupon the Term Loan, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind.
Section 8.3          Bankruptcy Defaults.  When any Event of Default described in Section 8.1(j) or (k) with respect to Borrower has occurred and is continuing, then the Term Loan together with all other amounts payable under the Loan Documents shall immediately become due and payable without presentment, demand, protest or notice of any kind.
SECTION 9.          COLLATERAL AGENT.
Section 9.1          Appointment and Authorization of Collateral Agent.  Each Lender hereby irrevocably (subject to Section 9.9) appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Collateral Agent.  Without limiting the generality of the foregoing sentence, the use of the term “Collateral Agent” herein and in the other Loan Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Section 9.2          Collateral Matters.
(a)          Each Lender hereby irrevocably authorizes and directs Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders.  Each Lender hereby authorizes the Collateral Agent to act as the agent of such Person for purposes of acquiring, holding and enforcing any and all Liens on Collateral to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  Each Lender by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.8, any action taken or directed by the Collateral Agent, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by Collateral Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(b)          Each Lender hereby irrevocably authorizes the Collateral Agent to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon the payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder, (iii) subject to Section 11.8, if approved, authorized or ratified in writing by the Required Lenders, or (iv) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default if approved, authorized or ratified in writing by the Required Lenders.
(c)          Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor deliver such Collateral to the Collateral Agent or in accordance with the Collateral Agent’s instructions.
Section 9.3          Delegation of Duties.  The Collateral Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Collateral Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
Section 9.4          Liability of Collateral Agent.  Neither the Collateral Agent nor its Affiliates (other than Borrower) shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its Obligations hereunder or thereunder.  Neither the Collateral Agent nor its Affiliates (other than Borrower) shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of  Borrower.
Section 9.5          Reliance by Collateral Agent.
(a)           The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the

Collateral Agent.  The Collateral Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its commercially reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and participants.  Where this Agreement expressly permits or prohibits an action unless the Required Lenders otherwise determine, the Collateral Agent shall, and in all other instances, the Collateral Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.
(b)           For purposes of determining compliance with the conditions specified in Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Collateral Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.
Section 9.6          Notice of Default.  The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Collateral Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  The Collateral Agent will notify the Lenders of its receipt of any such notice.  The Collateral Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 11.2; provided, however, that unless and until the Collateral Agent has received any such direction, the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.
Section 9.7          Investment Decision; Disclosure of Information by Collateral Agent.  Each Lender acknowledges that neither the Collateral Agent nor its Affiliates (other than Borrower) has made any representation or warranty to it, and that no act by the Collateral Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by the Collateral Agent or its Affiliates (other than Borrower) to any Lender as to any matter, including whether the Collateral Agent or its Affiliates (other than Borrower) have disclosed material information in their possession.  Each Lender represents to the Collateral Agent that it has, independently and without reliance upon the Collateral Agent or its Affiliates (other than Borrower) and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and their respective Subsidiaries, and all applicable legal requirements relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Collateral Agent or its Affiliates (other than Borrower) and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.  Except for notices, reports and other documents expressly required to be furnished to Lenders by the Collateral Agent herein, the Collateral Agent shall not have any duty or responsibility to provide any Lender with any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower which may come into the possession of the Collateral Agent or its Affiliates (other than Borrower).
Section 9.8          Indemnification of Collateral Agent.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Collateral Agent or its Affiliates acting pursuant to Section 9.2 (other than Borrower) (to the extent not reimbursed by or on behalf of any Borrower and without limiting the obligation of Borrower to do so), pro rata based on the principal amount of the Notes then held by each Lender, and hold harmless the Collateral Agent or its Affiliates acting pursuant to Section 9.2 (other than Borrower) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against the Collateral Agent or its Affiliates (other than Borrower), in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Term Loan, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Collateral Agent’s or its Affiliate’s (other than Borrower) gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders or the Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including reasonable attorneys fees and the allocated costs of internal counsel) incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Collateral Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Collateral Agent.
Section 9.9          Successor Collateral Agent.  The Collateral Agent may resign as Collateral Agent upon 45 days’ notice to the Lenders and Borrower.  If the Collateral Agent resigns under this Agreement, the Required Lenders (excluding the Lender, if any, that is the resigning Collateral Agent for purposes of this vote) shall appoint from among the Lenders a successor collateral agent for the Lenders which successor collateral agent shall be consented to by Borrower at all times other than during the existence of an Event of Default (which consent of Borrower shall not be unreasonably withheld or delayed).  If no successor collateral agent is appointed prior to the effective date of the resignation of the Collateral Agent, the Collateral Agent may appoint, after consulting with the Lenders and Borrower, a successor collateral agent from among the other Lenders.  Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent and the term “Collateral Agent” shall mean such successor collateral agent and the retiring Collateral Agent’s appointment, powers and duties as Collateral Agent shall be terminated.  After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.  If no successor collateral agent has accepted appointment as Collateral Agent by the date which is 45 days following a retiring Collateral Agent’s notice of resignation, the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Collateral Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
Section 9.10          Reliance on Collateral Agent.  Notwithstanding the foregoing, Borrower shall be entitled to rely conclusively on the written instructions of the Collateral Agent made on behalf of the Lenders, as to any actions required or permitted to be taken by the Collateral Agent pursuant to Sections 9.2, 9.3 or 9.6, and no party hereunder shall have any cause of action against any Borrower for any action taken by Borrower in reliance upon the written instructions of the Collateral Agent.
SECTION 10.          REPRESENTATIONS AND WARRANTIES OF LENDER.
Lender represents and warrants to Borrower as follows:
Section 10.1          Securities Laws.
(a)          The Purchased Securities are being or will be acquired by Lender and Collateral Agent hereunder for their own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in any transaction which would be in violation of state or federal securities laws.
(b)          Each of Lender and Collateral Agent is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
(c)          Each of Lender and Collateral Agent understands that (i) the Purchased Securities constitute “restricted securities” under the Securities Act, (ii) the offer and sale of the Purchased Securities hereunder is not registered under the Securities Act or under any “blue sky” laws in reliance upon certain exemptions from such registration and that Borrower is relying on the representations made herein by Lender and Collateral Agent in its determination of whether such specific exemptions are available, and (iii) the Purchased Securities may not be transferred except pursuant to an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act and under applicable “blue sky” laws or in a transaction exempt from such registration. Each of Lender and Collateral Agent acknowledges that: (1) it has no right to require registration thereof under the Securities Act or any “blue sky” laws, and (2) there is not now and is not contemplated to be any public market therefor.  As a result, Lender and Collateral Agent are prepared to bear the economic risk of an investment in the Purchased Securities for an indefinite period of time.

(d)          Each of Lender and Collateral Agent (i) has been given an opportunity to have access to all material books and records of the Loan Parties and all of their respective material contracts, agreements and documents and (ii) has had an opportunity to ask questions of, and receive answers from, representatives of the Loan Parties and which representatives have made available to Lender and Collateral Agent such information regarding the Loan Parties and their current respective businesses, operations, assets, finances, financial results, financial condition and prospects in order for Lender and Collateral Agent to make a fully informed decision to purchase and acquire the Purchased Securities.  Each of Lender and Collateral Agent has generally such knowledge and experience in business and financial matters, and with respect to investments in securities of privately held companies, as to enable it to understand and evaluate the risks of an investment in the Purchased Securities and form an investment decision with respect thereto.  The foregoing, however, does not limit or modify the representations and warranties set forth in Section 5 hereof or in any other Loan Document or the right of Lender or Collateral Agent to rely thereon.
SECTION 11.          MISCELLANEOUS.
Section 11.1          No Waiver, Cumulative Remedies.  No delay or failure on the part of Collateral Agent or the Lenders in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The rights and remedies hereunder of Collateral Agent and the Lenders are cumulative to, and not exclusive of, any rights or remedies which Collateral Agent and the Lenders would otherwise have.
Section 11.2          Non-Business Days.  If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable.  In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
Section 11.3          Survival of Representations.  All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use.
Section 11.4          Survival of Indemnity and Certain Other Provisions.  All indemnity provisions, including, but not limited to, Section 11.10, shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and the other Loan Documents, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim thereunder.  All such indemnity and other provisions shall be binding upon the successors and assigns of Borrower and shall inure to the benefit of each applicable Indemnitee and its successors and assigns.

Section 11.5          Notices.  Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including notice by telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereafter specify by notice to the other given by courier, by United States certified or registered mail, by telecopy (if applicable) or by other telecommunication device capable of creating a written record of such notice and its receipt.  Notices under the Loan Documents shall be addressed:
to Borrower:

Quadrant 4 System Corporation
1501 E. Woodfield Road, Suite 205S
Schaumburg, IL 60174
Attention: Nandu Thonadvadi
Telephone:  (847) 871-9450
Telecopy:  N/A

With a copy to:
Nixon Peabody LLP
70 W. Madison, Suite 3500
Chicago, Illinois  60602
Attn:  Gary I. Levenstein, Esq.
 Telecopier No.: (844) 562-7985

to Collateral Agent:

BIP Lender, LLC
3575 Piedmont Road NE
Building 15, Suite 730
 Atlanta, GA 30305
Attention:  Cres Ferrell
Telephone:  (404) 405-2807
 Telecopy:  N/A

With a copy to:
Nelson Mullins Riley & Scarborough LLP
201 17th Street, N.W.
Atlanta, Georgia 30363
Facsimile:  (404) 322-6050
 Attention:  William J. Ching

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, 5 days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 2 shall be effective only upon receipt.
Section 11.6          Counterparts.  This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, each of which shall constitute an original, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 11.7          Successors and Assigns.  This Agreement shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of the Collateral Agent, the Lenders and their respective successors and assigns, including any subsequent holder of any of the Obligations.  Borrower may not assign any of its rights or obligations under any Loan Document without the written consent of Collateral Agent.  Subject to applicable securities laws, each Lender or Collateral Agent may, without the consent of Borrower or any other Loan Party, transfer any Note and the Warrant Securities held by it in whole or in part and may assign its rights under the Loan Documents to such transferee. In addition, each Lender may at any time, without the consent of, or notice to, any Loan Party sell participations to any Person (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement and the other Loan Documents; provided that such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, and the Loan Parties shall continue to deal solely and directly with such Lender, as the case may be, in connection with the provisions of this Agreement and the other Loan Documents.
Section 11.8          Amendments, etc.  No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, Collateral Agent and the Required Lenders; provided, however that without the prior written consent of the Lender affected thereby, an amendment, waiver, supplement or modification of this Agreement, or any Note or the BIP Warrant or any consent to departure from a term or provision hereof or thereof may not: (A) reduce the rate of or extend the time for payment of principal or interest on the Notes; (B) reduce the principal amount of the Notes; (C) make the Notes payable in money other than that stated in the Notes; (D) reduce the amount or extend the time of payment of fees or other compensation payable to the Lenders hereunder; (E) change any provision of this Section or the definition of “Required Lenders” or any other provision specifying the number or percentage of the Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; (F) release all or substantially all of the Collateral, except to the extent such Collateral is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, in which case such release may be made by the Collateral Agent acting alone as provided in Section 9 or (G) amend Section 2.8 hereof.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.
Section 11.9          Headings.  Article and Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.
Section 11.10          Costs and Expenses; Indemnification.
(a)          Borrower agrees to pay all reasonable costs and expenses of Collateral Agent and the Lenders in connection with the preparation, negotiation, execution, delivery, and administration of the Loan Documents, including the fees and disbursements of counsel to Collateral Agent, in connection with (i) the preparation and execution of the Loan Documents and in connection with the transactions contemplated hereby or thereby, (ii) any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, (iii) any Change of Control and (iv) any redemption of the Notes or the BIP Warrant, in each case together with any fees and charges suffered or incurred by Collateral Agent and the Lenders in connection with periodic environmental audits, fixed asset appraisals, title insurance policies, collateral filing fees and lien searches.  Borrower agrees to pay to Collateral Agent and the Lenders all costs and expenses incurred or paid by Collateral Agent or the Lenders, including attorneys’ fees and disbursements and court costs, in connection with any Default or Event of Default hereunder or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with any proceeding under the United States Bankruptcy Code involving Borrower or any Subsidiary as a debtor thereunder).  Borrower further agrees to indemnify Collateral Agent and the Lenders, and any security trustee therefor, their respective Affiliates, and each of their respective directors, officers, employees, agents, advisors, and consultants (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all reasonable fees and disbursements of counsel for any such Indemnitee and all reasonable expenses of litigation or preparation therefor, whether or not the Indemnitee is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of the Term Loan, other than those which arise from the gross negligence or willful misconduct of the party claiming indemnification as determined by a final, non-appealable judgment by a court of competent jurisdiction.  Borrower, upon demand by Collateral Agent at any time, shall reimburse Collateral Agent and the Lenders for any legal or other expenses (including all fees and disbursements of counsel for any such Indemnitee) incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified as determined by a final, non-appealable judgment by a court of competent jurisdiction.  To the extent permitted by applicable law, Borrower shall not assert or cause any Subsidiary to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or the other Loan Documents or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Term Loan or the use of the proceeds thereof. Borrower for itself and all endorsers, guarantors and sureties and their heirs, legal representatives, successors and assigns, hereby further specifically waives any rights that it may have under Section 1542 of the California Civil Code (to the extent applicable), which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” and further waives any similar rights under applicable laws.
(b)          Borrower unconditionally agrees to forever indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, each Indemnitee for any damages, costs, loss or expense, including, response, remedial or removal costs and all fees and disbursements of counsel for any such Indemnitee, arising out of any of the following:  (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with Borrower or any Subsidiary or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by Borrower or any Subsidiary made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages, costs, loss or expense arising from the willful misconduct or gross negligence of the relevant Indemnitee as determined by a final, non-appealable judgment by a court of competent jurisdiction.
Section 11.11          Set off.  In addition to any rights now or hereafter granted under the Loan Documents or applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, Collateral Agent, the Lenders and each of their respective affiliates is hereby authorized by Borrower at any time or from time to time, without notice to Borrower, or to any other Person, any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and in whatever currency denominated, but not including trust accounts or any payroll accounts) and any other indebtedness at any time held or owing by Collateral Agent, the Lenders or the applicable affiliate, to or for the credit or the account of Borrower, whether or not matured, against and on account of the Obligations of Borrower to Collateral Agent and the Lenders under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) Collateral Agent or the Lenders  shall have made any demand hereunder or (b) the principal of or the interest on the Term Loan and other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
Section 11.12          Entire Agreement.  The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
Section 11.13          Governing Law.  This Agreement and the other Loan Documents (except as otherwise specified therein), and any claim, controversy, dispute or cause of action (whether in contract, tort or otherwise) based upon, arising out of or relating to this Agreement or any Loan Document, and the rights and duties of the parties hereto, shall be governed by and construed and determined in accordance with the internal laws of the State of Georgia.
Section 11.14          Severability of Provisions.  Any provision of any Loan Document that is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the enforceability of such provision in any other jurisdiction.  All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
Section 11.15          Excess Interest.  Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Term Loan or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Lenders may have received hereunder shall, at the option of the Required Lenders, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither Borrower nor any guarantor or endorser shall have any action against Collateral Agent or the Lenders for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of the Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Obligations shall remain at the Maximum Rate until the Lenders shall have received the amount of interest which the Lenders would have received during such period on the Obligations had the rate of interest not been limited to the Maximum Rate during such period.
Section 11.16          Construction.  The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents.  The provisions of this Agreement relating to Subsidiaries shall only apply during such times as Borrower has one or more Subsidiaries.  Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents.
Section 11.17          Submission to Jurisdiction; Waiver of Venue; Service of Process.
(a)          BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA SITTING IN FULTON COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER

JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT COLLATERAL AGENT OR THE LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.
(b)          BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(c)          EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.5.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 11.18          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. IN THE EVENT ANY SUCH ACTION OR PROCEEDING IS BROUGHT OR FILED IN ANY UNITED STATES FEDERAL COURT SITTING IN THE STATE OF CALIFORNIA OR IN ANY STATE COURT OF THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION 11.8 HEREOF IS DETERMINED OR HELD TO BE INEFFECTIVE OR UNENFORCEABLE, THE PARTIES HERETO AGREE THAT ALL ACTIONS OR PROCEEDINGS SHALL BE RESOLVED BY REFERENCE TO A PRIVATE JUDGE SITTING WITHOUT A JURY, PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638, BEFORE A MUTUALLY ACCEPTABLE REFEREE OR, IF THE PARTIES HERETO CANNOT AGREE, A REFEREE SELECTED BY THE PRESIDING JUDGE OF SAN FRANCISCO COUNTY, CALIFORNIA.  SUCH PROCEEDING SHALL BE CONDUCTED IN SAN FRANCISCO COUNTY, CALIFORNIA, WITH CALIFORNIA RULES OF EVIDENCE AND DISCOVERY

APPLICABLE TO SUCH PROCEEDING.  IN THE EVENT ANY ACTIONS OR PROCEEDINGS ARE TO BE RESOLVED BY JUDICIAL REFERENCE, ANY PARTY MAY SEEK FROM ANY COURT HAVING JURISDICTION THEREOVER ANY PREJUDGMENT ORDER, WRIT OR OTHER RELIEF AND HAVE SUCH PREJUDGMENT ORDER, WRIT OR OTHER RELIEF ENFORCED TO THE FULLEST EXTENT PERMITTED BY LAW NOTWITHSTANDING THAT ALL ACTIONS OR PROCEEDINGS ARE OTHERWISE SUBJECT TO RESOLUTION BY JUDICIAL REFERENCE.
Section 11.19          Intercreditor Agreement.  Notwithstanding any provision to the contrary in this Agreement, this Agreement, the Liens and security interests granted to the Collateral Agent under the Loan Documents, at law or equity, pursuant to this Agreement (other than with respect to the life insurance required by Section 6.20 hereof), and the exercise of any right or remedy by the Collateral Agent and any Lender hereunder are subject to the provisions of the Senior Lender Intercreditor Agreement.  Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, all right and remedies of the Collateral Agent and the Lenders shall be subject to the applicable terms of the Senior Lender Intercreditor Agreement, and until the Senior Debt is paid in full, any obligation of any Loan Party hereunder with respect to the delivery or control of any Collateral (other than the life insurance required by Section 6.20 hereof), the notation of any lien on any certificate of title, bill of lading or other document, or the giving of any notice to any bailee shall be deemed to be satisfied if the applicable Loan Party complies with the requirements of the similar provision of the Senior Debt Agreement or the applicable Senior Debt Documents.
Section 11.20          Time is of the Essence.  Time is of the essence of this Agreement and each of the other Loan Documents.
Section 11.21          Confidentiality.  Collateral Agent and the Lenders each agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors to the extent any such Person has a need to know such Information (it being understood that the Persons to whom such disclosure is made will first be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower or any Subsidiary and its obligations, (g) with the prior written consent of Borrower, (h) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to Collateral Agent or the Lenders or any of their respective Affiliates on a non-confidential basis from a source other than Borrower or any Subsidiary or any of their directors, officers, employees or agents, including accountants, legal counsel and other advisors, or (i) to rating agencies if requested or required by such agencies in connection with a rating relating to the Term Loan; provided that only basic information about the pricing and structure of the transaction evidenced hereby may be disclosed pursuant to this subsection (i).  For purposes of this Section, “Information” means all information received from Borrower or any of the Subsidiaries or from any other Person on behalf of Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Collateral Agent or the Lenders on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries or from any other Person on behalf of Borrower or any of the Subsidiaries; provided that, in the case of information received from Borrower or any Subsidiary, or on behalf of Borrower or any Subsidiary, after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Section 11.22          Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including without limitation, any post-closing assignment(s) by any Lender of the Notes or the BIP Warrant to a Person not currently a party hereto, subject to the limitations set forth herein.

[Signature Pages to Follow]

This Senior Subordinated Credit Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.
“Borrower” QUADRANT 4 SYSTEM CORPORATION By: /s/ Nandu Thondavadi Name: Nandu Thondavadi Title: President and Chief Executive Officer

[Senior Subordinated Credit Agreement]

“Collateral Agent” BIP LENDER, LLC By:/s/ Mark Buffington Name: Mark Buffington Title: Manager
“Lender” BIP QUADRANT 4 DEBT FUND I, LLC By: /s/ Mark Buffington Name: Mark Buffington Title: Manager

[Senior Subordinated Credit Agreement]

Exhibit A
BIP Warrant
(see attached)

Exhibit B
Term Note
(see attached)

Exhibit C
Quadrant 4 System Corporation
Compliance Certificate
To:	BIP LENDER, LLC
This Compliance Certificate is furnished to BIP Lender, LLC (“Collateral Agent”) pursuant to that certain Senior Subordinated Credit Agreement dated as of November 3, 2016, by and among Quadrant 4 System Corporation, Collateral Agent and BIP Quadrant 4 Debt Fund I, LLC  (the “Credit Agreement”).  Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
The Undersigned hereby certifies, that:
1.          I am the duly elected _____________________________________ of Borrower;
2.          I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3.          The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
4.          The financial statements required by Section 6.5 of the Credit Agreement and being furnished to you concurrently with this certificate are, to the best of my knowledge, true, correct and complete as of the dates and for the periods covered thereby; and
5.          The Attachment hereto sets forth financial data and computations evidencing Borrower’s compliance with certain covenants of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Sections of the Credit Agreement.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________
 ______________________________________________________________________

The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________, ___.
QUADRANT 4 SYSTEM CORPORATION
By
Name
Title

Schedule I
 to Compliance Certificate
Quadrant 4 System Corporation
Compliance Calculations
 for Senior Subordinated Credit Agreement dated as of November 3, 2016
Calculations as of _____________, _______

A. Total Funded Debt/EBITDA Ratio (Section 7.12(a))
1. Total Funded Debt	$___________
2. Net Income for past 4 quarters	___________
3. Interest Expense for past 4 quarters	___________
4. Income taxes for past 4 quarters	___________
5. Depreciation and Amortization Expense for past 4 quarters	___________
6. Add-Backs Specified in the definition of EBITDA	___________
7. Sum of Lines A2, A3, A4, A5 and A6 (“EBITDA”)	___________
8. Ratio of Line A1 to A7	____:1.0
9. Line A8 ratio must not exceed	3.45:1.0
10. Borrower is in compliance (circle yes or no)	yes/no
B. Fixed Charge Coverage Ratio (Section 7.12(b))
1. Sum of lines A2, A3, A4, A5, and A6 (“EBITDA”)	$___________
2. Unfinanced Capital Expenditures for past 4 quarters	$___________
3. Unfinanced Software Development Costs for past 4 quarters	$___________
4. Lines B1 minus the sum of B2 and B3 (“EBITDA”)	$___________
5. Principal payments due within next 4 quarters, including anticipated Earn Out Obligations that could become due within the next 4 quarters	$___________
6. Interest Expense for past 4 quarters (or as annualized)	$___________
7. Income taxes for past 4 quarters	$___________
8. Distributions for past 4 quarters	$___________
9. Sum of Lines B5, B6, B7 and B8	$___________

10. Ratio of Line B4 to Line B9	____:1.0
11. Line B10 ratio must not be less than	1.0:1.0
12. Borrower is in compliance (circle yes or no)	yes/no
C. Software Development Costs (Section 7.12(c))
1. Software Development Costs to date for the applicable twelve (12) month period	$___________
2. Maximum permitted amount	$___________
3. Borrower is in compliance (circle yes or no)	yes/no
D. Operating Leases (Section 7.12(d))
1. Year-to-date Operating Leases	$___________
2. Maximum permitted amount	$___________
3. Borrower is in compliance (circle yes or no)	yes/no

Schedule 5.2
Subsidiaries
Name	Jurisdiction of Organization	Percentage Ownership	Owner
____________________	____________	________	____________
____________________	____________	________	____________
____________________	____________	________	____________